Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-255456

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 25, 2021

REPUBLIC OF INDONESIA

US$1,000,000,000 4.550% Bonds Due 2028

US$1,250,000,000 4.850% Bonds Due 2033

US$750,000,000 5.650% Bonds Due 2053

The Republic of Indonesia (the “Republic”) is offering US$1,000,000,000 in aggregate principal amount of its 4.550% bonds due 2028 (the “2028 Bonds”), US$1,250,000,000 in aggregate principal amount of its 4.850% bonds due 2033 (the “2033 Bonds”) and US$750,000,000 in aggregate principal amount of its 5.650% bonds due 2053 (the “2053 Bonds,” and, together with the 2028 Bonds and the 2033 Bonds, the “Bonds”). Interest on the 2028 Bonds, the 2033 Bonds and the 2053 Bonds will accrue from January 11, 2023 and be payable semi-annually in arrears on January 11 and July 11 of each year, beginning on July 11, 2023 until redemption or maturity. The Republic may redeem the Bonds, in whole or in part, before maturity on the terms described herein.

The Bonds contain “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture (including the Bonds) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

Application will be made for the listing of the Bonds on the Singapore Exchange Securities Trading Limited (“SGX-ST”) and the Open Market of the Frankfurt Stock Exchange. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Bonds to the official list of the SGX-ST is not to be taken as an indication of the merits of the Republic or the Bonds.

You should read this prospectus supplement and the accompanying prospectus carefully. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

The Bonds will be represented by one or more global Bonds registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary. The Republic expects to deliver the Bonds to investors in registered book-entry form only through the facilities of DTC for the Bonds on or about January 11, 2023.

	2028 Bonds			2033 Bonds			2053 Bonds
	Per Bond	Total		Per Bond	Total		Per Bond	Total
Price to investors	98.900%	US$	989,000,000	98.061%	US$	1,225,762,500	98.578%	US$	739,335,000
Underwriting discounts and commissions	0.040%	US$	395,600	0.039%	US$	490,305	0.039%	US$	295,734
Proceeds, before expenses, to the Republic	98.860%	US$	988,604,400	98.022%	US$	1,225,272,195	98.539%	US$	739,039,266

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Joint Bookrunners

BofA Securities	DBS Bank Ltd.	HSBC	Mandiri Securities	Standard Chartered Bank

Co-Managers

PT BRI Danareksa Sekuritas	PT Trimegah Sekuritas Indonesia Tbk

The date of this prospectus supplement is January 4, 2023.

You should read this prospectus supplement along with the prospectus that accompanies it. You should rely only on the information contained or incorporated by reference in this document and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This document and the accompanying prospectus may only be used for the purposes for which they have been published. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement or the accompanying prospectus, as applicable. Terms used herein but not otherwise defined shall have the meaning given to them in the prospectus that accompanies this prospectus supplement.

INTRODUCTORY STATEMENTS

This prospectus supplement supplements the accompanying prospectus dated May 25, 2021, relating to the Republic’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the updated information in this prospectus supplement.

The Republic accepts responsibility for the information that is contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Republic (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Republic is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against the Republic. See “Description of the Securities — Debt Securities — Enforcement” in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Bonds may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of the offering of the Bonds is prohibited. For a description of some restrictions on the offering and sale of the Bonds and the distribution of this prospectus supplement and the accompanying prospectus, see “Underwriting” on page S-60.

Prohibition of Sales to EEA Retail Investors — The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, (as amended “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors — The Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UK MiFIR product governance / Professional investors and ECPs only target market — Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Bonds has led to the conclusion that: (i) the target market for the Bonds is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Bonds (a “MiFIR distributor”) should take into consideration the manufacturers’ target market assessment; however, a MiFIR distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom and (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to capital market intermediaries and prospective investors pursuant to paragraph 21 of the Hong Kong SFC Code of Conduct – Important Notice to Prospective Investors: Prospective investors should be aware that certain intermediaries in the context of this offering of the Bonds, including certain underwriters, are “capital market intermediaries” (“CMIs”) subject to Paragraph 21 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code”). This notice to prospective investors is a summary of certain obligations the Code imposes on such CMIs, which require the attention and cooperation of prospective investors.

Prospective investors who are the directors, employees or major shareholders of the Republic, a CMI or its group companies would be considered under the Code as having an association (“Association”) with the Republic, the CMI or the relevant group company. Prospective investors associated with the Republic or any CMI (including its group companies) should specifically disclose this when placing an order for the Bonds and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to this offering. Prospective investors who do not disclose their Associations are hereby deemed not to be so associated. Where prospective investors disclose their Associations but do not disclose that such order may negatively impact the price discovery process in relation to this offering, such order is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). If a prospective investor is an asset management arm affiliated with any Underwriter, such prospective investor should indicate when placing an order if it is for a fund or portfolio where the Underwriter or its group company has more than 50% interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to this offering. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order.” If a prospective investor is otherwise affiliated with any Underwriter, such that its order may be considered to be a “proprietary order” (pursuant to the Code), such prospective investor should indicate to the relevant Underwriter when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order.” Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to this offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to this offering.

Prospective investors should be aware that certain information may be disclosed by CMIs (including private bank(s) which acts as a CMI in connection with this offering (“Private Banks”)) which is personal and/or confidential in nature to the prospective investor. By placing an order, prospective investors are deemed to have understood and consented to the collection, disclosure, use and transfer of such information by the underwriters and/or any other third parties as may be required by the Code, including to the Republic, relevant regulators and/or any other third parties as may be required by the Code, it being understood and agreed that such information shall only be used for the purpose of complying with the Code, during the bookbuilding process for the offering. Failure to provide such information may result in that order being rejected.

Notification under Section 309B(1) of the Securities and Futures Act 2001 of Singapore — The Republic has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the Securities and Futures Act 2001 of Singapore), that the Bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Unless otherwise indicated, all references in this prospectus to “Rupiah” or “Rp” are to the currency of Indonesia, those to “dollars,” “U.S. dollars,” “U.S.$ ” or “US$” are to the currency of the United States of America, those to “Euro” or “€” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References in this document to “Indonesia” or the “Republic” are to the Republic of Indonesia and references to the “Government” are to the Government of Indonesia.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Indonesia.

Bonds

The US$1,000,000,000 4.550% Bonds due 2028 (the “2028 Bonds”), the US$1,250,000,000 4.850% Bonds due 2033 (the “2033 Bonds”) and the US$750,000,000 5.650% Bonds due 2053 (the “2053 Bonds,” together with the 2028 Bonds and the 2033 Bonds, the “Bonds”). The Bonds are being issued under the Indenture dated as of December 11, 2017 (the “Indenture”).

Issue Price	For the 2028 Bonds, 98.900% of the principal amount of the 2028 Bonds.

For the 2033 Bonds, 98.061% of the principal amount of the 2033 Bonds.

For the 2053 Bonds, 98.578% of the principal amount of the 2053 Bonds.

Maturity	The 2028 Bonds: January 11, 2028.

The 2033 Bonds: January 11, 2033.

The 2053 Bonds: January 11, 2053.

Interest	The 2028 Bonds will bear interest from January 11, 2023 at a rate of 4.550% per annum. Interest will be paid on January 11 and July 11 of each year, commencing on July 11, 2023.

The 2033 Bonds will bear interest from January 11, 2023 at a rate of 4.850% per annum. Interest will be paid on January 11 and July 11 of each year, commencing on July 11, 2023.

The 2053 Bonds will bear interest from January 11, 2023 at a rate of 5.650% per annum. Interest will be paid on January 11 and July 11 of each year, commencing on July 11, 2023.

Withholding Tax and Additional Amounts

The Republic will make all payments of principal, premium (if any) and interest on the Bonds without withholding or deduction on account of any present or future taxes, duties, assessments or other government charges withheld or assessed by the Republic or any political subdivision or authority thereof or therein having power to tax, unless the deduction or withholding is required by law. If the Republic is required to make any deduction or withholding, it will pay the holders, subject to specified exceptions, the additional amounts required to ensure that the net amount they receive after such withholding or deduction shall equal the amount they would have received without this withholding or deduction. See “Description of the Securities — Additional Amounts” in the accompanying prospectus.

Further Issues

The Republic may, from time to time, without the consent of holders of the debt securities of a series, create and issue additional debt securities having the same terms and conditions as the debt securities of such series in all respects, except for issue date, issue price and the first payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, (b) in a “qualified reopening” of the debt securities; or (c) with no greater amount of original issue discount than the previously outstanding debt securities as of the date of the issue of such additional debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities. See “Description of the Securities — Further Issues” in the accompanying prospectus.

Form and Settlement

The Bonds to be delivered to investors will be issued in global form and registered in the name of the clearing system or its nominee or custodian. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe. See “Description of the Bonds — Global Bonds.”

Denominations	The Republic will issue the Bonds only in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.

Status of the Bonds

The Bonds will constitute direct, general, unconditional and unsubordinated obligations of the Republic for which the full faith and credit of the Republic is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision will not be construed so as to require the Republic to make payments under any series of the Bonds ratably with payments being made under any other public external indebtedness. See “Description of the Securities — Status” in the accompanying prospectus.

Negative Pledge

The Bonds will contain certain covenants, including a negative covenant that will restrict the Republic from creating or permitting to exist (subject to certain exceptions) any security interest on any of its present or future revenues or assets. See “Description of the Securities — Negative Pledge” in the accompanying prospectus.

Optional Redemption

The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2028 Bonds, in whole or in part, at any time or from time to time on or after the date that is one month prior to the maturity date of the 2028 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2028 Bonds to the date of redemption.

The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2033

Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2033 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2033 Bonds to the date of redemption.

The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2053 Bonds, in whole or in part, at any time or from time to time on or after the date that is six months prior to the maturity date of the 2053 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2053 Bonds to the date of redemption.

Use of Proceeds	The Republic intends to use the net proceeds from the sale of the Bonds offered by this prospectus supplement for the general purposes of the Republic.

Collective Action

The Bonds contain “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the Indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the Indenture (including the Bonds) with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities. See “Description of the Securities — Meeting, Amendments and Waivers — Collective Action” in the accompanying prospectus.

Governing Law

New York; provided, however, that all matters governing the Republic’s authorization and execution of the Indenture and the Bonds will be governed by, and construed in accordance with, the laws of Indonesia.

Listing	Application will be made for listing on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and application will be made for listing on the Frankfurt Stock Exchange.

Taxation

See “Taxation” in this prospectus supplement and the accompanying prospectus for a discussion of the U.S. federal and Indonesian tax consequences associated with an investment in the Bonds. Investors should consult their own tax advisors in determining the tax consequences of the purchase, ownership and disposition of the Bonds.

Trustee	The Bank of New York Mellon.

Registrar and Transfer Agent

With respect to the Bonds of any series to be held through Euroclear and/or Clearstream, Luxembourg, The Bank of New York Mellon SA/NV, Luxembourg Branch (previously known as The Bank of New York Mellon (Luxembourg) S.A.) will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as Registrar and Transfer Agent.

Paying Agent

With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as paying agent in The City of New York, USA. The Bank of New York Mellon, London Branch will act as paying agent in the City of London, England for any Bonds held through Euroclear and Clearstream.

USE OF PROCEEDS

The Republic intends to use the net proceeds from the sale of the Bonds offered by this prospectus supplement for the general purposes of the Republic.

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2021. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Recent Public Health Developments

The Government continues its vaccination campaign against Covid-19, with approximately 175 million people having received at least two doses and over 68 million people having received three or more doses of the vaccine. Throughout the year of 2022, the Government substantially relaxed its Covid-19-related restrictions, reopening Indonesia to international tourists and lifting all quarantine requirements for fully vaccinated international visitors.

Just Energy Transition Partnership

At the G20 meeting in Bali in November 2022, Indonesia and a number of developed economies including Canada, Denmark, the European Union, France, Germany, Italy, Japan, Norway, the United Kingdom and the United States issued a joint statement to launch a Just Energy Transition Partnership, pursuant to which the developed economies committed to provide, mobilize and facilitate funding in the form of grants, low interest loans, and investment, with U.S.$10 billion expected to come from public sectors and U.S.$10 billion from private investment, to support Indonesia’s transition to clean energy.

New Omnibus Bill on Financial Sectors

On December 16, 2022, the President and House of Representatives (Dewan Perwakilan Rakyat Republik Indonesia) jointly approved an omnibus bill to amend a number of existing laws (and their implementing regulations) on various financial sectors, such as banking, capital markets, money markets, foreign exchange markets, insurances, financing companies, bullion markets, pension funds, financial stability and export credits. The bill—which is currently pending the President’s signature to come into force as law—among other things, focuses on: institutional strengthening of authorities within the financial sectors; strengthening financial industry governance and improving public’s trust in financial industry; promoting long-term fund accumulation in the financial sector for welfare and supporting sustainable development funding; strengthening of state protection for financial products customers; and strengthening of financial sectors literacy, inclusion and innovation to promote further participation of the public in the national financial sector.

Bank Indonesia Policy Rates

Bank Indonesia continues to work with the Government to coordinate the implementation of national policy to accelerate economic recovery while maintaining stability. From August to December 2022, in an effort to lower the expected inflation and as a front-loaded, pre-emptive and forward-looking measure to maintain core inflation within the range of 3.0±1%, Bank Indonesia raised the BI 7-Day Reverse Repo Rate (“BI7DRR”) from 3.50% to 5.50%, the deposit facility rate from 2.75% to 4.75% and the lending facility rate from 4.25% to 6.25%. Before these increases, Bank Indonesia had maintained the BI7DRR at 3.50%, the deposit facility rate at 2.75% and the lending facility rate at 4.25% since February 2021. Monetary policy in 2023 will continue to focus on maintaining stability while macroprudential policy, payment system digitalization, money market deepening, and inclusive and green economic-financial programs are directed towards growth.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	320,009	1.9	237,011	1.9	264,612	1.8
Non-Coal, Oil and Gas Manufacturing Industries	2,946,895	17.4	2,184,484	17.5	2,389,910	16.5

Total Manufacturing Industry	3,266,904	19.3	2,421,495	19.4	2,654,522	18.3
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	2,200,529	13.0	1,628,651	13.1	1,864,655	12.8
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,672,252	9.9	1,314,809	10.5	1,405,844	9.7
Forestry and Logging	111,991	0.7	83,337	0.7	87,562	0.6
Fishery	469,594	2.8	343,490	2.8	369,394	2.5

Total Agriculture, Forestry, and Fishery	2,253,837	13.3	1,741,636	14.0	1,862,799	12.8
Mining and Quarrying
Oil, Gas and Geothermal Mining	461,703	2.7	332,366	2.7	438,396	3.0
Coal and Lignite Mining	603,138	3.6	385,775	3.1	984,679	6.8
Metal Ore	204,590	1.2	149,798	1.2	183,535	1.3
Other Mining and Quarrying	254,219	1.5	186,566	1.5	194,726	1.3

Total Mining and Quarrying	1,523,650	9.0	1,054,505	8.5	1,801,336	12.4
Construction	1,771,727	10.4	1,300,466	10.4	1,400,799	9.6
Government Administration, Defense Compulsory Social Security	584,361	3.4	424,563	3.4	440,046	3.0
Information and Communication	748,755	4.4	556,045	4.5	601,644	4.1
Transportation and Warehousing	719,633	4.2	514,467	4.1	699,282	4.8
Financial and Insurance Service	736,189	4.3	550,705	4.4	602,307	4.1
Education Service	556,318	3.3	402,723	3.2	409,990	2.8
Other*	1,922,790	11.3	1,418,238	11.4	1,550,883	10.7

Gross Value Added at Basic Prices	16,284,691	96.0	12,013,495	96.3	13,888,265	95.6
Taxes less Subsidies on Products	686,098	4.0	459,249	3.7	636,950	4.4

Total GDP	16,970,789	100.0	12,472,744	100.0	14,525,215	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	203,767	1.8	151,989	1.8	155,081	1.8
Non-Coal, Oil and Gas Manufacturing Industries	2,081,055	18.7	1,549,951	18.7	1,625,764	18.6

Total Manufacturing Industry	2,284,822	20.5	1,701,940	20.6	1,780,845	20.4
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,450,226	13.0	1,083,229	13.1	1,139,134	13.1
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,072,507	9.6	850,093	10.3	860,487	9.9
Forestry and Logging	63,236	0.6	47,401	0.6	46,863	0.5
Fishery	267,967	2.4	196,907	2.4	202,610	2.3

Total Agriculture, Forestry, and Fishery	1,403,710	12.6	1,094,401	13.2	1,109,960	12.7
Mining and Quarrying
Oil, Gas and Geothermal Mining	260,546	2.3	195,375	2.4	185,390	2.1
Coal and Lignite Mining	261,710	2.4	196,223	2.4	207,767	2.4
Metal Ore	130,000	1.2	95,670	1.2	113,510	1.3
Other Mining and Quarrying	169,844	1.5	124,704	1.5	127,781	1.5

Total Mining and Quarrying	822,100	7.4	611,972	7.4	634,448	7.3
Construction	1,102,518	9.9	814,376	9.8	831,949	9.5
Government Administration, Defense Compulsory Social Security	364,233	3.3	265,861	3.2	273,129	3.1
Information and Communication	696,460	6.3	517,752	6.3	555,901	6.4
Transportation and Warehousing	406,188	3.7	294,395	3.6	356,127	4.1
Financial and Insurance Service	464,639	4.2	350,342	4.2	355,021	4.1
Education Service	350,655	3.2	255,054	3.1	256,473	2.9
Other*	1,323,802	11.9	978,305	11.8	1,045,115	12.0

Gross Value Added at Basic Prices	10,669,353	96.0	7,967,625	96.3	8,338,100	95.6
Taxes less Subsidies on Products	449,516	4.0	305,385	3.7	381,677	4.4

Total GDP	11,118,869	100.0	8,273,010	100.0	8,719,777	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

During the nine months ended September 30, 2022, the manufacturing industry grew by 4.6% compared to the same period in 2021. This was due to a growth of 4.9% in the non-coal, oil and gas manufacturing industries and a growth of 2.0% in the coal, oil and gas refining industry, each as compared to the same period in 2021. The 4.9% growth in the non-coal, oil and gas manufacturing industries was primarily driven by a growth of 14.7% in the basic metals industry due to increased production of iron and steel as well as increasing foreign demand of basic metals, a growth of 10.6% in transportation equipment industry as a result of increased car production.

Wholesale and retail trade; repair of motor vehicles and motorcycles

During the nine months ended September 30, 2022, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.2% compared to the same period in 2021. This was driven by a growth of 5.5% in the trade of cars, motorbikes and repair subsector and a growth of 5.1% in the big trade and retail (not cars and motorcycles) subsector.

Agriculture, forestry and fishery

During the nine months ended September 30, 2022, the agriculture, forestry and fishery sector grew by 1.4% compared to the same period in 2021. This was mainly driven by a growth of 2.9% in fishery subsector driven by increased production in captured and farmed fisheries, and a growth of 1.2% in agriculture, livestock, hunting, & agriculture services subsector due to the increase in palm oil production and tea commodity demand. The forestry and logging subsector declined by 1.1% as compared to the same period in 2021.

Mining and Quarrying

During the nine months ended September 30, 2022, the mining and quarrying sector grew by 3.7% compared to the same period in 2021. This was mainly driven by a growth of 18.6% in metal ore mining subsector driven by increased production of copper and gold in the mineral district of Grasberg, Papua, and increased demand from abroad, especially for gold and copper commodities. The coal and lignite mining subsector grew by 5.9% and the other mining and quarrying subsector saw a growth of 2.5%. On the contrary, the oil, gas and geothermal mining subsector declined by 5.1% as compared to the same period in 2021.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the Indonesian Crude Price (“ICP”), for the periods indicated.

	As of December 31,	As of November 30,
	2021	2022

	(in U.S. dollars per barrel)
ICP	68.5	87.5

Sources:     Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

Construction

During the nine months ended September 30, 2022, the construction sector grew by 2.2% compared to the same period in 2021.

Transportation and Warehousing

During the nine months ended September 30, 2022, the transportation and warehousing sector grew by 21.0% compared to the same period in 2021. This was primarily due to a growth of 48.0% in warehousing and transportation support services, and post and courier, a growth of 78.8% in air freight and a growth of 8.5% in land transport.

Financial and Insurance Service

During the nine months ended September 30, 2022, the financial and insurance service sector grew by 1.3% compared to the same period in 2021. This was primarily due to growths in financial intermediary services and other financial services.

Information and Communication

During the nine months ended September 30, 2022, the information and communication sector grew by 7.4% compared to the same period in 2021.

Gross Domestic Product by Expenditure

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
GDP	16,970,789	100.0	12,472,744	100.0	14,525,215	100.0
Add: Imports of goods and services	3,201,023	18.9	2,277,213	18.3	3,040,769	20.9

Total supply of goods and services	20,171,812	118.9	14,749,957	118.3	17,565,984	120.9
Less: Exports of goods and services	3,659,040	21.6	2,593,174	20.8	3,599,749	24.8

Total domestic expenditure	16,512,772	97.3	12,156,783	97.5	13,966,235	96.2

Allocation of total domestic expenditure:
Household consumption expenditure	9,236,010	54.4	6,856,275	55.0	7,518,487	51.8
NPISHs consumption expenditure	207,767	1.2	154,493	1.2	169,427	1.2
Government consumption expenditure	1,551,707	9.1	1,020,164	8.2	978,709	6.7

Total consumption	10,995,483	64.8	8,030,933	64.4	8,666,623	59.7
Gross domestic fixed capital formation	5,227,854	30.8	3,832,933	30.7	4,170,982	28.7
Change in inventories (residual)(1)	289,435	1.7	292,917	2.3	1,128,630	7.8

Total domestic expenditure	16,512,772	97.3	12,156,783	97.5	13,966,235	96.2

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,		Nine Months Ended September 30,
	2021P	%	2021P	%	2022P	%

	(in billions of Rupiah and percentage of GDP)
GDP	11,118,869	100.0	8,273,010	100.0	8,719,777	100.0
Add: Imports of goods and services	2,101,352	18.9	1,514,406	18.3	1,772,902	20.3

Total supply of goods and services	13,220,220	118.9	9,787,415	118.3	10,492,679	120.3
Less: Exports of goods and services	2,592,682	23.3	1,888,447	22.8	2,258,033	25.9

Total domestic expenditure	10,627,538	95.6	7,898,969	95.5	8,234,646	94.4

Allocation of total domestic expenditure:
Household consumption expenditure	5,896,697	53.0	4,386,050	53.0	4,608,941	52.9
NPISHs consumption expenditure	132,317	1.2	98,570	1.2	104,147	1.2
Government consumption expenditure	909,173	8.2	603,880	7.3	575,663	6.6

Total consumption	6,938,187	62.4	5,088,500	61.5	5,288,751	60.7
Gross domestic fixed capital formation	3,549,219	31.9	2,615,123	31.6	2,721,158	31.2
Change in inventories (residual)(2)	140,132	1.3	195,346	2.4	224,737	2.6

Total domestic expenditure	10,627,538	95.6	7,898,969	95.5	8,234,646	94.4

Source:     BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index (“CPI”), as of the end of the periods indicated and the percentage changes against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of November 30,
	2021	2021	2022
CPI(1)	107.7	107.1	112.9
Annual percentage year-on-year	1.7%	1.8%	5.4%

Source:     BPS

(1)

Calculated on the basis of 2018 CPI = 100. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)(2)

	As of December 31,	As of November 30,
	2021	2021	2022
Food, drinks, and tobacco	3.1	3.0	5.9
Clothing and Footwear	1.5	1.3	1.5
Housing, water, electricity, and household fuel	0.8	0.7	3.2
Household equipment, tools, and routine maintenance	2.7	2.5	5.0
Health	1.7	1.7	2.9
Transportation	1.6	1.4	15.5
Information, communication, and financial services	(0.1)	0.0	(0.4)
Recreation, sports, and culture	1.1	1.0	2.9
Education	1.6	1.6	2.8
Food and beverage providers/restaurant	2.7	2.7	4.6
Personal care and other services	1.7	1.2	5.5

Source:     BPS

(1)	Annual percentage year-on-year.
(2)

From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

As of November 2022, annual inflation was 5.4%, which was lower than the 5.7% annual inflation in October 2022. This was due to lower inflation in some of the commodities sectors from October 2022 to November 2022. The three sectors which experienced the highest inflation as of November 2022 were transportation; food, drinks and tobacco; and personal care and other services, for which the annual inflation was 15.5%, 5.9% and 5.5%, respectively, and the month-to-month inflation compared to October 2022 was 0.0%, 0.0% and 0.4%, respectively.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the periods indicated.

	As of February		As of August
Sector	2022(1)		2022(1)
	(in millions)%		(in millions)%
Agriculture, forestry and fishing	40.6	30.0	38.7	28.6
Mining and quarrying	1.6	1.2	1.5	1.1
Manufacturing	18.7	13.8	19.2	14.2
Electricity, gas, steam and air conditioning supply	0.3	0.2	0.3	0.2
Water supply, sewerage, waste management and remediation activities	0.5	0.4	0.5	0.4
Construction	8.2	6.0	8.5	6.3
Wholesale and retail trade, repair of motor vehicles and motorcycles	25.8	19.0	26.2	19.4
Transportation and storage	5.7	4.2	5.8	4.3
Accommodation and food service activities	9.6	7.1	9.6	7.1
Information and communication	1.1	0.8	1.0	0.7
Financial and insurance activities	1.5	1.1	1.6	1.2
Real estate activities	0.5	0.3	0.5	0.3
Professional, scientific and technical activities, Administrative and support service activities	1.9	1.4	2.2	1.7
Public administration and defence, compulsory social security	4.6	3.4	4.9	3.6
Education	6.6	4.9	6.5	4.8
Human health and social work activities	2.4	1.8	2.2	1.7
Other service activities	5.9	4.3	6.0	4.5

Total	135.6	100.0	135.3	100

Source:     BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the periods indicated.

	As of February		As of August
	2022		2022
	(in millions)	%(1)	(in millions)	%(1)
Male	82.3	60.7	82.6	61.0
Female	53.3	39.3	52.7	39.0

Total	135.6	100.0	135.3	100.0

Source:     BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate each as a percentage of Indonesia’s labor force as of the periods indicated.(1)

	As of February		As of August
	2022		2022
	(in millions)%		(in millions)%
Employed	135.6	94.2	135.3	94.1
Unemployed(2)	8.4	5.8	8.4	5.9

Total	144.0	100.0	143.7	100

Source:     BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In the third quarter of 2022, Java contributed 56.3% of the country’s GDP, Sumatera contributed 22.0%, Kalimantan contributed 9.4%, Sulawesi contributed 7.1%, Bali and Nusa Tenggara contributed 2.7%, and Maluku and Papua contributed 2.4%.

Foreign Investment

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents for the periods indicated.

Foreign Investment in Indonesia

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Direct Investments
Equity Capital	20,566	15,919	14,085
Debt instrument	796	312	952
Total direct investments	21,362	16,231	15,037
Portfolio investments:
Equity securities	3,131	2,321	5,146
Debt securities	3,719	9,079	(7,988)
Total portfolio investments	6,850	11,401	(2,842)
Financial derivatives	(1,143)	(440)	(811)
Other investments	(616)	2,306	(729)

Total foreign investment	26,453	29,498	10,655

Source:     Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
North America	1,541	1,032	1,197
USA	1,481	994	1,193
Canada	38	38	3
Other North America(2)	22	(1)	1
Central and South America	(70)	438	50
Argentina	0	0	0
Brazil	18	(1)	(20)
Mexico	1	2	1
Cayman Islands	(7)	(8)	93
Other Central and South America	(81)	445	(24)
Europe	1,001	366	1,162
European Union	963	342	1,069
Belgium	(40)	(86)	102
Denmark	96	25	10
Finland	(15)	(19)	(1)
France	1	(1)	42
Germany	38	33	200
Greece	9	4	(10)
Ireland	0	0	0
Italy	38	17	(10)
Luxembourg	(407)	(372)	(395)
Netherlands	(1)	(1)	16
Portugal	399	231	400
Spain	0	0	0
Sweden	20	20	2
United Kingdom	142	0	11
Other European Union	682	490	701
Russia	0	0	2
Turkey	0	0	1
Other Europe	4	6	2
Asia	18,664	15,334	12,720
Japan	1,960	1,739	1,198
People’s Republic of China	5,076	4,771	2,520
South Korea	771	891	1,365
India	227	220	375
Hong Kong SAR	3,118	2,391	1,511
Taiwan	109	92	824
Saudi Arabia	2	2	0
ASEAN	7,400	5,221	4,917
Brunei Darussalam	0	0	1
Cambodia	1	1	1
Lao PDR	0	0	0
Malaysia	(26)	(136)	384
Myanmar	0	0	(1)
Philippines	5	5	101
Singapore	5,339	3,348	4,370

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Thailand	2,077	2,001	57
Vietnam	3	2	4
Other Asia	3	7	10
Australia and Oceania	119	63	316
Australia	118	62	314
New Zealand	2	3	2
Other Australia and Oceania	(2)	(2)	0
Africa	(24)	(24)	(8)
South Africa	0	0	0
Other Africa	(23)	(24)	(8)
Others	(351)	(434)	(22)

Total	20,881	16,776	15,414

Source:     Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre and Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents for the periods indicated.

Foreign Direct Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Equity capital(1)	20,566	15,919	14,085
Debt instruments:
Inflow	42,766	31,163	33,960
Outflow	(41,971)	(30,850)	(33,008)
Total debt instruments	796	312	952

Total direct investments	21,362	16,231	15,037

Memorandum(2)
Direct investment in Indonesia	20,881	16,776	15,414

Source:     Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign direct investment maintained a surplus totaling U.S.$15.0 billion in the first nine months of 2022, primarily in the form of equity capital, representing a decrease of 7.4% from a U.S.$16.2 billion surplus in the same period of 2021. The decrease was primarily due to decreases of investment in mining and quarrying and construction, partially offset by an increase of investment in manufacturing. With respect to country of origin, the decrease was primarily due to decreases of investment from People’s Republic of China, Hong Kong SAR and Thailand.

The manufacturing, transportation, financial intermediaries and trade sectors were the main contributors to net foreign direct investment inflows in the first nine months of 2022. With respect to country of origin, investors from Asian emerging markets (including China) were the main contributors to foreign direct investment inflows, followed by ASEAN countries.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Equity securities:
Inflows	59,114	41,782	62,430
(Outflows)	(55,983)	(39,461)	(57,284)
Net equity securities	3,131	2,321	5,146
Debt securities (net)	3,719	9,079	(7,988)

Total portfolio investments	6,850	11,401	(2,842)

Source:     Bank Indonesia

P	Preliminary.

In the first nine months of 2022, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$2.8 billion, compared to a net inflow of U.S.$11.4 billion in the same period last year. The increasing global financial market uncertainty triggered the rebalancing of domestic government securities (“SBN”) to other instruments, thus reducing the portion of non-resident holdings of domestic SBN, amidst increasing foreign capital inflows in the stock market.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid for the periods indicated.

Other Foreign Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	1,409	841	3,153
Debt repayments	(4,489)	(2,681)	(1,828)

Total bank sector	(3,080)	(1,841)	1,326
Corporate sector:
Disbursements	15,131	11,095	14,315
Debt repayments	(20,177)	(15,260)	(17,049)

Total corporate sector	(5,046)	(4,166)	(2,734)
Other (net)(1)	7,510	8,313	679

Total other investments	(616)	2,306	(729)

Source:     Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In the first nine months of 2022, other foreign investments recorded a deficit of U.S.$0.7 billion, reversing a surplus of U.S.$2.3 billion in the same period of 2021. The deficit mainly stemmed from net repayments of corporate sectors loan.

Direct Investment Realizations

Foreign Direct Investment

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021	2021	2022

	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	951	760	1,360
Forestry	41	32	72
Fishery	17	13	20
Mining	3,817	2,344	3,482

Total Primary Sector	4,826	3,149	4,933

Secondary sector:
Food Industry	2,337	2,018	1,937
Textile Industry	312	244	521
Leather Goods & Footwear Industry	486	285	501
Wood Industry	68	47	206
Paper and Printing Industry	953	593	1,309
Chemical and Pharmaceutical Industry	1,657	1,301	2,709
Rubber and Plastic Industry	262	224	259
Non Metallic Mineral Industry	327	254	298
Metal, Industry not Machinery & Electronic Industry	6,974	4,954	8,465
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	679	553	528
Motor Vehicles & Other Transport Equipment Industry	1,502	1,230	1,095
Other Industry	246	200	310

Total Secondary Sector	15,804	11,905	18,139

Tertiary sector:
Electricity, Gas & Water Supply	2,939	1,943	3,045
Construction	93	71	123
Trade & Repair	464	349	650
Hotel & Restaurant	432	295	363
Transportation, Storage & Communication	3,159	2,377	2,613
Housing, Ind. Estate & Office Building	2,186	1,785	2,279
Other Services	1,190	847	1,254

Total Tertiary Sector	10,463	7,667	10,326

Total	31,093	22,722	33,398

Source:     BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021	2021	2022

	(in billions of Rupiah)
Primary Sector
Food Crops, Plantation & Livestock	29,375	23,581	29,697
Forestry	6,863	2,470	4,805
Fishery	1,012	760	905
Mining	25,517	19,049	46,571

Total Primary Sector	62,767	45,861	81,978

Secondary sector:
Food Industry	26,518	20,428	37,964
Textile Industry	1,972	1,536	4,009
Leather Goods & Footwear Industry	700	461	279
Wood Industry	1,144	726	2,767
Paper and Printing Industry	7,833	5,689	7,731
Chemical and Pharmaceutical Industry	23,364	12,240	21,162
Rubber and Plastic Industry	7,803	3,850	5,009
Non Metallic Mineral Industry	6,522	5,440	4,903
Metal, Industry not Machinery & Electronic Industry	15,656	10,400	10,368
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	535	280	2,924
Motor Vehicles & Other Transport Equipment Industry	1,459	1,183	1,713
Other Industry	1,192	743	6,036

Total Secondary Sector	94,699	62,974	104,865

Tertiary sector:
Electricity, Gas & Water Supply	38,728	31,012	24,945
Construction	39,569	29,827	21,490
Trade & Repair	22,432	16,381	26,078
Hotel & Restaurant	17,819	12,755	16,109
Transportation, Storage & Communication	61,242	45,326	60,078
Housing, Ind. Estate & Office Building	85,498	62,773	47,790
Other Services	24,310	20,816	29,818

Total Tertiary Sector	289,598	218,891	226,309

Total	447,064	327,726	413,152

Source:     BKPM

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Exports and Imports

Exports and Imports

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	13,201	9,539	13,059
Non-oil and gas exports (f.o.b.)	219,635	155,810	206,720

Total exports (f.o.b.)	232,835	165,349	219,779
Total imports (c.i.f.)	(198,800)	(140,879)	(183,133)

Balance of trade	34,035	24,470	36,646

Source:     Bank Indonesia

P	Preliminary.

In the first nine months of 2022, Indonesia recorded a trade surplus of U.S.$36.6 billion, which increased by 49.8% from the U.S.$24.5 billion surplus in the same period of 2021. The higher trade surplus was caused by a 32.9% year-on-year increase in exports, which was higher than the 30.0% year-on-year increase in imports (c.i.f). The improvement of export performance was mainly due to persistently high international commodity prices and demand from trading partner. Consistent with stronger exports, imports also experienced an uptick compared to the same period last year as the domestic economy continues to recover.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export- import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,	Eleven Months Ended November 30,
	2021	2021R	2022P

	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	219,362.1	198,072.4	253,609.6
Oil and gas exports	12,247.4	11,179.4	14,568.3

Total exports	231,609.5	209,251.8	268,177.9

Imports:
Non-oil and gas imports	170,660.9	152,686.6	180,368.6
Oil and gas imports	25,529.1	22,151.4	37,215.4

Total imports	196,190.0	174,838.0	217,584.0

Source:     BPS.

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
General merchandise	231,316,430	164,048,097	218,976,772
Agricultural
Coffee bean	848,285	558,887	804,668
Tea	62,171	45,795	47,084
Spices	678,397	508,134	453,700
Tobacco	73,901	45,498	85,460
Cocoa bean	56,244	41,554	41,661
Shrimp and prawn	1,644,429	1,185,629	1,203,608
Other agricultural products	3,303,394	2,310,921	2,681,313

Total Agricultural products	6,666,820	4,696,418	5,317,494

Manufacture products
Textile and Textile products	13,182,868	9,462,237	10,910,593
Processed wood products	4,636,060	3,196,709	3,444,682
Palm oils	26,516,433	19,572,242	20,405,711
Chemicals	6,546,591	4,904,975	5,614,342
Base metal products	30,443,013	20,787,413	31,505,018
Electrical apparatus, measuring instruments and others	11,730,664	8,551,379	10,790,644
Cement	402,352	320,782	293,281
Paper and paper products	4,284,955	3,246,666	3,577,908
Processed rubber	6,832,214	5,169,169	4,921,279
Oil products(1)	1,899,971	1,360,130	3,494,891
Liquefied Petroleum Gas(1)	4,185	1,610	24,707
Other manufacture products	68,334,868	49,321,544	60,689,057

Total Manufacture products	174,814,175	125,894,855	155,672,113

Mining products
Copper ore	5,386,321	3,801,968	7,092,805
Nickel ore	0	0	1
Coal	31,505,219	20,342,310	39,572,363
Bauxite	628,176	360,910	502,682
Crude oil(1)	2,956,045	2,597,897	1,274,736
Natural Gas(1)	7,178,270	4,780,575	6,891,399
o/w LNG	4,294,339	2,767,557	4,405,321
Other mining products	485,173	322,029	453,541

Total Mining products	48,139,205	32,205,689	55,787,527

Other merchandise(2)	1,696,229	1,251,134	2,199,638
Other goods(3)	1,518,852	1,300,907	802,467

Total Exports	232,835,282	165,349,004	219,779,239

Memorandum(4)
Non-oil & gas exports	219,634,699	155,809,986	206,719,766
Oil & gas exports	13,200,583	9,539,018	13,059,474

Source:     Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
America
North America
United States of America	25,765,002	18,242,941	22,092,818
Canada	1,064,214	756,975	995,479
Other North America	1,620	1,142	1,350
Total North America	26,830,836	19,001,058	23,089,647
Central and South America
Argentina	281,227	182,626	267,648
Brazil	1,504,539	1,148,999	1,185,932
Mexico	1,298,970	884,403	1,268,550
Other Central and South America	1,910,190	1,304,684	1,735,907

Total Central and South America	4,994,925	3,520,712	4,458,037

Total America	31,825,761	22,521,770	27,547,684

Europe
European Union
Netherlands	4,624,534	3,325,335	4,296,759
Belgium	1,635,031	1,157,485	1,651,042
United Kingdom	1,474,290	1,090,897	1,218,565
Italy	2,804,545	1,988,123	2,422,270
Germany	2,912,856	2,101,193	2,441,731
France	996,178	713,999	800,634
Spain	2,347,650	1,734,640	1,655,649
Other European Union	2,657,501	1,907,345	2,721,575

Total European Union	19,452,584	14,019,017	17,208,226

Russia	1,492,891	1,093,300	1,042,952
Turkey	1,599,382	1,195,344	1,563,849
Other Europe	2,162,096	1,666,505	1,869,078

Total Europe	24,706,953	17,974,166	21,684,106

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)

Asia and Middle East
ASEAN
Brunei Darussalam	211,268	147,749	173,797
Philippines	8,590,823	6,104,029	9,574,130
Cambodia	530,909	379,210	525,363
PDR Laos	7,578	5,514	24,434
Malaysia	11,954,531	8,680,220	11,979,486
Myanmar	1,117,043	807,010	672,980
Singapore	12,167,500	8,781,549	11,490,321
Thailand	7,110,300	5,279,803	6,344,792
Vietnam	6,842,952	5,028,877	6,161,784

Total ASEAN	48,532,903	35,213,960	46,947,087

Hong Kong SAR	2,001,026	1,401,330	2,178,060
India	13,308,709	9,746,880	17,931,563
Iraq	218,389	151,250	283,885
Japan	17,595,122	12,554,159	18,087,689
South Korea	9,161,223	6,655,040	9,403,781
Pakistan	3,823,688	2,783,923	3,116,842
People’s Republic of China	53,278,076	36,087,710	46,887,440
Saudi Arabia	1,580,531	1,081,105	1,482,927
Taiwan	6,726,353	4,725,879	6,472,433
Other Asia and Middle East	8,676,922	6,062,632	7,845,972

Total Asia and Middle East	164,902,943	116,463,869	160,637,681

Australia and Oceania
Australia	3,236,357	2,479,614	2,623,651
New Zealand	717,463	516,998	559,475
Other Australia and Oceania	403,551	279,637	357,329

Total Australia and Oceania	4,357,371	3,276,249	3,540,455

Africa
South Africa	965,270	707,967	867,409
Other Africa	4,388,304	3,159,292	3,306,868

Total Africa	5,353,573	3,867,259	4,174,276

Unclassified exports(1)	1,688,680	1,245,690	2,195,037

Total (f.o.b.)	232,835,282	165,349,004	219,779,239

Source:     Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
General Merchandise	196,118,688	139,109,394	180,471,881
Consumption Goods
Food and beverages, primary, mainly for household	2,754,783	1,883,438	2,000,717
Food and beverages, processed, mainly for household	3,860,341	2,865,480	3,697,757
Passenger motor cars	375,210	293,205	438,989
Transport equipment, nonindustrial	229,968	158,963	214,365
Durable consumer goods	2,227,130	1,663,545	1,777,570
Semi-durable consumer goods	3,547,131	2,592,405	3,007,278
Non-durable consumer goods	5,931,056	4,109,464	2,621,872
Fuels and lubricants, processed, oil products(2)	7,567,201	4,755,780	11,239,282
Goods not elsewhere specified	308,987	233,311	232,975

Total Consumption Goods	26,801,807	18,555,590	25,230,805

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	6,791,471	5,117,477	5,381,789
Food and beverages, processed, mainly for industry	4,408,737	3,540,310	4,561,901
Industrial supplies, primary	7,409,535	5,360,192	6,110,995
Industrial supplies, processed	69,801,404	49,452,990	59,899,930
Parts and accessories for capital goods	20,765,500	15,231,689	18,054,008
Parts and accessories for transport equipment	8,039,984	5,765,812	7,156,434
Fuels and lubricants, primary	10,014,214	6,791,272	13,231,799
o/w Crude oil(2)	7,886,555	5,539,344	10,395,832
Fuels and lubricants, processed	12,669,639	8,566,570	13,193,162
o/w Oil products(2)	7,367,209	4,939,234	8,193,905
o/w Liquefied Petroleum Gas(2)	4,713,059	3,144,616	4,356,879

Total Raw materials and auxiliary goods	139,900,484	99,826,312	127,590,018

Capital Goods
Capital goods (except transport equipment)	25,371,226	17,942,565	23,313,720
Passenger motor cars	375,210	293,205	438,989
Other transport equipment, industrial	3,085,572	2,021,866	3,366,412

Total Capital Goods	28,832,008	20,257,637	27,119,121

Other merchandise(3)	584,389	469,856	531,937
Other goods(4)	2,681,663	1,769,315	2,661,358

Total	198,800,351	140,878,709	183,133,240

Source:     Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Nine months ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
America
North America
United States of America	11,607,176	8,281,471	8,838,278
Canada	2,039,320	1,570,481	2,209,795
Other North America	0	0	0

Total North America	13,646,496	9,851,952	11,048,073
Central and South America
Argentina	2,028,162	1,509,995	1,998,338
Brazil	2,357,034	1,850,383	2,593,770
Mexico	251,035	168,757	246,141
Other Central and South America	600,554	357,011	462,924
Total Central and South America	5,236,784	3,886,147	5,301,173

Total America	18,883,280	13,738,099	16,349,246
Europe
European Union
Netherlands	877,900	614,638	656,617
Belgium	763,083	459,466	455,073
United Kingdom	1,116,936	810,536	760,081
Italy	1,674,996	1,308,983	1,058,315
Germany	3,057,219	2,184,184	2,619,429
France	1,316,552	966,826	1,035,789
Spain	676,814	381,771	445,383
Other European Union	2,413,677	1,700,191	2,137,859

Total European Union	11,897,176	8,426,596	9,168,546
Russia	1,033,735	692,903	1,261,603
Turkey	353,531	257,235	323,813
Other Europe	2,732,492	1,707,588	1,708,347

Total Europe	16,016,934	11,084,322	12,462,309

	Year Ended December 31,	Nine months ended September 30,
	2021P	2021P	2022P

	(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	156,977	123,769	489,686
Philippines	1,169,335	842,657	1,038,842
Cambodia	50,094	38,166	42,326
PDR Laos	38,976	22,069	140,880
Malaysia	9,634,006	6,462,586	9,878,674
Myanmar	164,217	136,806	95,806
Singapore	18,470,973	13,154,515	17,753,727
Thailand	8,920,455	6,420,942	8,373,001
Vietnam	3,972,949	2,880,277	3,445,526

Total ASEAN	42,577,980	30,081,787	41,258,468
Hong Kong SAR	5,557,561	4,125,946	3,616,610
India	7,057,958	5,129,131	7,336,795
Iraq	110	103	624
Japan	15,533,193	10,966,474	12,929,887
South Korea	9,773,262	7,013,187	9,210,074
Pakistan	192,770	156,595	134,543
People’s Republic of China	53,649,120	37,538,418	48,674,845
Saudi Arabia	4,359,067	2,730,075	4,647,209
Taiwan	4,293,046	3,092,931	3,363,923
Other Asia and Middle East	5,166,872	3,758,142	5,722,709

Total Asia and Middle East	148,160,938	104,592,788	136,895,686
Australia
Australia	9,404,535	6,590,310	7,214,866
New Zealand	954,512	726,741	1,066,049
Other Australia and Oceania	39,107	25,767	59,496

Total Australia and Oceania	10,398,154	7,342,817	8,340,411
Africa
South Africa	634,585	421,584	1,611,962
Other Africa	4,122,070	3,229,244	6,941,689

Total Africa	4,756,656	3,650,828	8,553,650
Unclassified imports(2)	584,389	469,856	531,937

Total	198,800,351	140,878,709	183,133,240

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31	Nine months ended September 30,
	2021P	2021P	2022P

	(in millions of U.S. dollars)
Current account	3,465	1,954	8,969
Goods(2)	43,806	31,373	45,613
Total exports (f.o.b.)	232,835	165,349	219,779
Non-oil and gas exports	219,635	155,810	206,720
Oil and gas exports	13,201	9,539	13,059
Total imports (f.o.b.)	(189,029)	(133,976)	(174,166)
Non-oil and gas imports	(162,864)	(116,516)	(141,637)
Oil and gas imports	(26,166)	(17,460)	(32,529)
Services	(14,644)	(10,682)	(14,592)
Primary income	(31,961)	(23,051)	(26,478)
Secondary income	6,264	4,314	4,426
Capital account	80	17	6
Financial account	12,423	14,769	(9,223)
(i) Public sector	4,317	8,832	(7,728)
Portfolio investment	(616)	4,303	(7,692)
Assets	—	—	—
Liabilities	(616)	4,303	(7,692)
Other investment	4,933	4,529	(36)
Assets	—	—	—
Liabilities	4,933	4,529	(36)
Loans	(1,377)	(1,781)	(36)
Drawings	4,355	2,543	3,902
Repayments	(5,732)	(4,324)	(3,939)
Other liabilities	6,310	6,310	—
(ii) Private sector	8,106	5,937	(1,495)
Direct investment	17,423	13,373	10,373
Assets	(3,939)	(2,858)	(4,664)
Liabilities	21,362	16,231	15,037
Portfolio investment	5,688	5,792	1,045
Assets	(1,778)	(1,305)	(3,804)
Liabilities	7,466	7,098	4,849
Financial derivatives	333	306	59
Other investment	(15,338)	(13,534)	(12,972)
Assets	(9,789)	(11,312)	(12,280)
Liabilities	(5,549)	(2,223)	(693)
Errors and omissions	(2,507)	(2,435)	(482)
Overall balance	13,461	14,305	(731)
Reserves and related items	(13,461)	(14,305)	731
Memorandum(3)
Reserve asset position	144,905	146,870	130,782

Source:     Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

The current account recorded a U.S.$9.0 billion surplus in the first nine months of 2022, higher than U.S.$2.0 billion surplus recorded in the same period of 2021. The improvement was primarily supported by a goods trade surplus due to stronger exports in line with persistently high international commodity prices and solid demand from trading partners, amidst increment of imports as domestic demand rose. On the other hand, the services trade balance deficit widened as public mobility increased and domestic economic recovery accelerated. The primary income deficit also increased in response to higher income payments on direct investment, which was in line with corporate performance improvements.

The capital and financial account recorded a U.S.$9.2 billion deficit in the first nine months of 2022, reversing from U.S.$14.8 billion surplus in the same period of 2021, amidst elevated global financial market uncertainty. Direct investment persistently booked surplus in the first nine months of 2022, reflecting investor optimism in the promising domestic economic outlook and a conducive domestic investment climate, which supported capital and financial account performance. Meanwhile, portfolio investment recorded a deficit, mainly due to outflow in the domestic SBN market in line with increasing global financial market uncertainty amid ongoing measures in various economies to tighten monetary policy more aggressively. Other investment also recorded a deficit due to private asset placements in several financial instruments abroad and net payments of external debt.

Indonesia’s balance of payments in the first nine months of 2022 recorded a low deficit of U.S.$0.7 billion, accompanied by official reserve assets of U.S.$130.8 billion as end of September, 2022.

Financial System

The Banking System

As of October 31, 2022, total banking assets were Rp11,009.9 trillion, consisting of commercial bank assets of Rp10,814.1 trillion and rural bank assets (including assets of sharia rural banks) of Rp195.9 trillion.

Islamic Financial System

As of October 31, 2022, of the 87 underwriters licensed by OJK, only 30 were involved in issuances of Sukuk, and from 96 investment managers, there are 61 investment managers having Sharia Investment Management Unit and one sharia investment manager.

As of October 31, 2022, assets of Sharia banks were Rp725.1 trillion, or 6.6% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of October 31,
	2021P	2022P
Base Money (M0)	1,133,928	1,603,177
Currency in Circulation(1)	854,283	905,857
Commercial Banks Demand Deposits at Bank Indonesia	278,278	695,530
Private sector Demand Deposits	1,367	1,791
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,133,928	1,603,177
Net Foreign Assets	1,935,069	1,904,448
Claims on Non-Residents	2,144,157	2,109,030
Liabilities to Non-Resident	(209,089)	(204,581)
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims		—
Net claims on central Government	(185,414)	(430,910)
Claims on central Government	115,366	106,004
Liabilities to central Government	300,780	536,913
Claims on Other Sectors	9,815	9,884
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	9,815	9,884
Open Market Operations(3)	(79,208)	510,016
Other Liabilities to Commercial & Rural Banks	(83,904)	(94,415)
Deposits included in Broad Money (M2)		—
Deposits excluded from Broad Money (M2)		—
Shares and Other Equity	(410,861)	(292,762)
Net Other Items	(51,625)	(3,140)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfil the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfil the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of September 30, 2022

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:**
Commercial banks	107		10,814.1		75.5
Rural credit banks(1)	1,612		195.9		1.4

Total banking	1,719		11,009.9		76.9

Insurance:
Life insurance	61		632.0		4.4
General insurance & Reinsurance	85		239.5		1.7
Social insurance(2)	5		876.3		6.1

Total insurance	151		1,747.8		12.2

Pension funds:
Financial institution pension funds	26		118.2		0.8
Employer pension funds	176		219.3		1.5

Total pension funds	202		337.5		2.4

Finance companies(3)	154		466.3		3.3
Venture capital companies	56		24.2		0.2
Securities companies**	121	(4)	79.2	(5)	0.6
Mutual funds (collective investment schemes, not institutions)**	2,181		518.7		3.6
Credit guarantee companies	22		40.5		0.3
Pawn shops	136		71.2		0.5
Fintech peer to peer Lending(6)	102		5.1		0.0
Micro Financial Institution(7)	238		1.4		0.0
Insurance and Reinsurance Brokers	196		17.4		0.1

Total	3,206		14,319.1		100.0

Sources:    OJK

*	Unaudited.
**	As of October 31, 2022.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 29 securities companies that are not members of a securities exchange but acting as broker-dealers.
(5)	Assets of securities companies as members of a securities exchange for the position of June 30, 2022.
(6)	Fintech peer to peer Lending includes sharia.
(7)	Micro Financial Institution includes sharia MFI. Assets based on data as of August 31, 2022, number of institutions based on data as of September 30, 2022.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheet of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of October 31,
	2021	2022P
	(in trillions of Rupiah)
Assets
Loans	5,820.6	6,400.6
Interbank Assets	223.1	231.0
Placements at Bank Indonesia	1,146.4	1,190.9
Securities (including Government Bonds)	1,831.0	1,845.8
Equity Participation	96.5	104.9
Other Claims	623.6	636.4
Others	371.1	404.6

Total Assets	10,112.3	10,814.1
Liabilities
Third Party Funds	7,479.5	7,927.0
Liabilities owed to Bank Indonesia	1.7	1.0
Interbank Liabilities	160.6	165.8
Securities	117.7	111.4
Borrowing	227.6	285.6
Other Liabilities	125.8	166.0
Guarantee Deposits	4.6	4.2
Others	523.7	601.8
Capital:
Paid in Capital	261.7	274.0
Reserves	81.2	88.5
Current Earnings/Loss	140.2	170.0
Retained Earnings/Loss	648.3	688.4
Estimates of Additional Paid in Capital	274.0	251.8
Others	65.9	78.5

Total Liabilities	10,112.3	10,814.1

Source: OJK.
P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of October 31,
	2021	2022P

	(percentages)
CAR	25.7	25.1

Source:     OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of October 31,
	2021	2022P

	(percentages)
Gross NPL ratio	3.0	2.7

Source:     OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the eleven months ended November 30, 2022.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	9,559.9
Listed shares (in billions of shares)	9,478.2
Average daily transaction value (in billions of Rupiah)(1)	14,858.0
Average daily transaction volume (in millions of shares)(1)	23,883.0

Source:     IDX

(1)	For the eleven months ended November 30, 2022.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia- compliant listings by market capitalization and average liquidity in the regular market. As of November 30, 2022, the market capitalization of the JII was Rp2,252.5 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 502 Sharia stocks which are listed on the IDX as of November 30, 2022. As of November 30, 2022, the market capitalization of the ISSI was Rp4,529.9 trillion.

Monetary Policy

In December 2022, Bank Indonesia raised the BI7DRR by 25 bps to 5.50%, while also raising the deposit facility and lending facility rates by 25 bps to 4.75% and 6.25%, respectively. Bank Indonesia continues to strengthen the Rupiah exchange rate stabilization policy to control imported inflation and mitigate the spillover effects arising from the strong US dollar and high global financial market uncertainty.

The policy mix that Bank Indonesia has implemented to maintain stability and economic recovery momentum includes the following actions:

1.	Strengthening monetary operations by increasing the interest rate structure in the money market in accordance with the higher BI7DRR mentioned above;

2.

Strengthening Rupiah exchange rate stabilization policy as part of the measures to control inflation, primarily imported inflation, through foreign exchange intervention, including spot and DNDF transactions, as well as buying/selling SBN in secondary market;

3.

Continuing to buy/sell SBN in the secondary market to strengthen transmission of the higher BI7DRR by increasing the attractiveness of SBN yields for foreign portfolio investment inflows to strengthen Rupiah exchange rate stabilization measures;

4.

Issuing new foreign exchange monetary operation instruments to boost domestic placement of export proceeds, especially from natural resources, by banks and exporters to strengthen stabilization, including Rupiah exchange rate stability and national economic recovery. The foreign exchange monetary operation instruments are applied with competitive yields based on a transparent market mechanism and incentives given to banks;

5.

Strengthening accommodative, inclusive, and sustainable macroprudential policy to boost the growth of credit/financing by banks, primarily non-recovering priority sectors, People’s Business Credit, and green credit/financing, to support economic recovery through amendment of the reserve requirement incentive to be applied from April 1, 2023;

6.	Continuing prime lending rate transparency policy with a focus on bank’s interest rate responses to the policy rate;

7.	Strengthening payment system policy to increase efficiency in order to maintain economic recovery momentum;

8.	Taking strategic steps to ensure orderly national payment system to anticipate Christmas and New Year; and

9.

Strengthening international cooperation with other central banks and partner country authorities, and facilitation of investment and trade promotion implementation in priority sector in cooperation with the relevant institutions.

Money Supply

The following table sets forth the money supply as of the periods indicated.

		Money
End of period	Base Money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1(1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
June 2021	1,069,791	739,006	1,176,423	1,949,691	3,865,120	3,248,484	16,457	7,130,061
December 2021	1,351,172	831,234	1,450,967	2,131,756	4,413,956	3,433,822	22,675	7,870,453
October 2022	1,603,177	808,649	1,730,418	2,145,317	4,684,384	3,512,633	26,038	8,223,055

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.
(1)	Since September 2021, rupiah saving deposits that can be withdrawn at any time is reclassified from quasi- money to narrow money, due to their highly liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)

	(in billions of Rupiah)
June 2021	1,809,372	797,333	5,186,540	829,915
December 2021	1,809,680	1,127,267	5,444,160	1,007,279
October 2022P	1,763,959	862,976	5,870,010	1,097,423

Source: Bank	Indonesia
P	Preliminary.
(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of October 31, 2022, broad money grew by 9.8% (year-on-year) compared to 10.5% (year-on-year) as of the same date in the previous year, due to much slower growth of quasi money, despite a faster growth of narrow money. Narrow money growth slightly increased to 14.9% (year-on-year) as of October 31, 2022 compared to 14.6% (year-on-year) as of the same date in the previous year, due to faster growth of Rupiah demand deposits. Quasi-money growth decreased to 3.5% (year-on-year) compared to 6.0% (year-on-year) at the same date in the previous year, due to slower growth in Rupiah time deposits.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,				Eleven Months ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P
Revenues and grants:
Domestic revenues
Tax revenues	1,547.8	1,510.0	1,784.0	2,021.2	1,314.8	1,849.1
Non-tax revenue	458.5	335.6	481.6	441.4	382.6	527.3
Total domestic revenues	2,006.3	1,845.6	2,265.6	2,462.6	1,697.4	2,376.3
Grants	5.0	0.6	0.6	0.4	2.1	1.2

Total revenues and grants	2,011.3	1,846.1	2,266.2	2,463.0	1,699.4	2,377.5

Expenditures:
Central government expenditures	2,000.7	1,944.5	2,301.6	2,246.5	1,599.3	1,882.6
Transfer to regions and rural fund	785.7	769.6	804.8	814.7	711.0	731.7

Total expenditures	2,786.4	2,714.2	3,106.4	3,061.2	2,310.4	2,614.4

Primary balance(1)	(431.6)	(462.2)	(434.4)	(156.8)	(281.7)	126.0
Surplus/(deficit)	(775.1)	(868.0)	(840.2)	(598.2)	(610.9)	(236.9)

Financing:(2)
Debt Financing	870.5	973.6	943.7	696.3	660.7	510.2
Investment Financing	(142.5)	(182.3)	(230.2)	(176.0)	(113.2)	(72.8)
On-Lending	1.9	0.6	0.6	5.3	2.9	2.9
Government Guarantee	(2.7)	(1.1)	(1.1)	(0.3)	(2.7)	(1.1)
Other Financing	144.4	77.3	127.3	72.8	56.8	0.6

Total Financing	871.7	868.0	840.2	598.2	604.5	439.9

Source:	Ministry of Finance.
L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)	In 2021, total financing of Rp871.7 trillion exceeded the 2021 deficit of Rp775.1 trillion and the Government added the difference of Rp96.7 trillion to its reserves.

2023 Budget

On October 27, 2022, the Government promulgated Law No. 28 of 2022 on State Budget for 2023, effective as of January 1, 2023. The theme of fiscal policy in 2023 is “Increasing Productivity for Inclusive and Sustainable Economic Transformation.” Based on this theme, the policy strategy to be implemented by the Government is focused on (1) strengthening the quality of human resources through policies in the fields of health, education, and social protection; (2) accelerating infrastructure development; (3) strengthening bureaucratic reforms; (4) industrial revitalization; and (5) green economic development. The state budget must continue to be a reliable tool in dealing with the various fluctuations encountered to protect the populace and maintain the pace of recovery.

The key macroeconomic assumptions for 2023 underlying the 2023 Budget contained in the bill are as follows:

•	an economic growth rate of 5.3%;

•	an inflation rate of 3.6%;

•	an exchange rate of Rp14,800 to U.S.$1.00;

•	an average Government 10-year bond rate of 7.90%;

•	an ICP of U.S.$90 per barrel;

•	an oil production by the Republic of 660 thousand barrels of oil per day; and

•	gas production by the Republic of 1.100 million barrels of oil equivalent of gas per day.

Total revenue in the 2023 Budget is expected to be Rp2,463.0 trillion, or an increase of 8.7% from the 2022 Revised Budget of Rp2,266.2 trillion. Total revenue comprises Rp2,021.2 trillion in tax revenues and Rp441.4 trillion in non-tax revenues, taking into account various factors such as economic capacity, the investment climate, and business competitiveness in measuring the tax base. The role of the non-tax revenues as a regulatory instrument will be to encourage economic activity, support business activity, and improve the quality of social services.

Total expenditures under the 2023 Budget are estimated at Rp3,061.2 trillion, or a 1.5% decrease from the 2022 Revised Budget of Rp3,106.4 trillion, comprising Rp2,246.5 trillion in central Government expenditures and Rp814.7 trillion in transfer to regional and rural funds. Allocations in the 2023 Budget include (i) Rp178.7 trillion for health budget; (ii) Rp476.0 trillion for social protection budget; (iii) Rp612.2 trillion for education; and (iv) Rp391.7 trillion for infrastructure development.

In 2023, the Government is committed to taking steps toward fiscal consolidation by returning the budget deficit to below 3% of GDP. Fiscal consolidation is necessary to ensure medium- and long-term fiscal sustainability. The primary deficit in the 2023 Budget is projected to be Rp598.2 trillion, or 2.84% of projected 2023 GDP, expected to fall below 3% of GDP, supported by fiscal reforms and stronger economic recovery. The smaller deficit gives the budget and the economy protection in light of the rise in interest rates and the depreciation of the exchange rate, which have created instability in the financial sector. The budget deficit has decreased gradually from 6.14% in 2020 to 4.57% in 2021 and is expected to further decrease to 3.92% in 2022. The Government expects to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021P	2022P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	52.8	47.3	64.7	61.4	46.0	72.7
Non-oil and gas	643.8	633.6	749.0	873.6	554.7	852.1

Total income tax	696.7	680.9	813.7	935.1	600.6	924.8
Value added tax (VAT)	551.9	554.4	639.0	743.0	453.7	615.9
Land and building tax	18.9	18.4	20.9	31.3	17.9	21.3
Excises	195.5	203.9	220.0	245.4	167.5	195.7
Other taxes	11.1	11.4	11.4	8.7	10.3	6.8

Total domestic taxes	1,474.1	1,468.9	1,705.0	1,963.5	1,250.1	1,764.6

International trade taxes:
Import duties	39.1	35.2	42.3	47.5	34.4	45.8
Export tax	34.6	5.9	36.7	10.2	30.4	38.7

Total international trade taxes	73.7	41.1	79.0	57.7	64.7	84.5

Total tax revenues	1,547.8	1,510.0	1,784.0	2,021.2	1,314.8	1,849.1

Non-tax revenues:
Natural resources:
Oil	65.0	64.6	106.5	96.1	62.5	108.7
Gas	31.6	21.3	32.6	35.0	17.5	27.4

Total oil and gas	96.6	85.9	139.1	131.2	80.0	136.1
General mining	44.8	28.0	78.9	54.0	39.5	94.9
Forestry	5.4	4.9	5.2	5.2	4.6	4.9
Fishery	0.7	1.6	1.7	3.5	0.6	1.0
Geothermal	1.9	1.6	1.6	2.1	1.4	1.6

Total non-oil and gas	52.9	36.0	87.4	64.8	46.0	102.4

Total natural resources	149.5	122.0	226.5	196.0	126.0	238.5

Profit transfer from SOEs	30.5	37.0	37.1	49.1	30.5	40.6
Other non-tax revenues	152.5	97.8	112.2	113.3	123.1	173.2
Public Service Agency (BLU) Income	126.0	78.8	105.8	83.0	103.0	75.0

Total non-tax revenues	458.5	335.6	481.6	441.4	382.6	527.3

Total domestic revenues	2,006.3	1,845.6	2,265.6	2,462.6	1,697.4	2,376.3

Grants	5.0	0.6	0.6	0.4	2.1	1.2

Total revenues and grants	2,011.3	1,846.1	2,266.2	2,463.0	1,699.4	2,377.5

Source: Ministry	of Finance.
L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

The Government revenues realization had improved by a positive 39.9%, from Rp1,699.4 trillion in the eleven months ended November 30, 2021, to Rp2,377.5 trillion in the eleven months ended November 30, 2022, supported by rising commodity prices and maintained economic recovery. Total tax revenues increased by 40.6% from Rp1,314.8 trillion to Rp1,849.1 trillion, due to the increasing commodity prices, the expansive economic growth, and the implementation of the Law No. 7 of 2021 on Harmonization on Tax Regulation. Total non-tax revenues increased by 37.8% from Rp382.6 trillion to Rp527.3 trillion, driven by significant increases in commodity prices and increases in the dividends of banking SOEs.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	387.8	426.5	426.5	442.5	361.5	372.6
Good and services expenditures	530.1	339.7	339.7	376.9	409.2	342.7
Capital expenditures	239.6	199.2	199.2	209.2	160.4	153.1
Interest payments:
Domestic debt	332.9	393.7	393.7	426.8	319.4	351.9
Foreign debt	10.6	12.2	12.2	14.6	9.8	10.9
Total interest payments	343.5	405.9	405.9	441.4	329.2	362.8
Subsidies:
Energy subsidies	140.4	134.0	208.9	212.0	102.5	148.2
Non-energy subsidies	101.7	72.9	74.7	86.5	61.9	57.7
Total subsidies	242.1	207.0	283.7	298.5	164.4	205.9
Grant expenditures	4.3	4.8	4.8	0.0	2.2	3.8
Social assistance(1)	173.7	147.4	147.4	148.6	144.8	153.2
Other expenditures	79.7	214.0	494.4	329.3	27.7	288.5

Total central Government expenditures	2,000.7	1,944.5	2,301.6	2,246.5	1,599.3	1,882.6

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	117.2	105.3	140.4	136.3	81.6	117.7
General allocation funds	377.8	378.0	378.0	396.0	368.8	369.0
Total general transfer funds	494.9	483.3	518.4	532.3	450.5	486.8
Specific allocation funds:
Physical special allocation fund	57.1	60.9	60.9	53.4	41.6	42.5
Non-physical special allocation fund	127.6	128.7	128.7	130.3	123.1	111.9
Grants to Regions(2)	—	—	—	2.1	—	—
Total specific allocation funds	184.6	189.6	189.6	185.8	164.7	154.4
Total balanced funds	679.6	672.9	708.0	718.1	615.2	641.2
Regional incentive fund	13.5	7.0	7.0	—	13.5	5.5
Specific autonomy funds(3)	19.5	20.4	20.4	17.2	16.6	20.4
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.3	1.4	1.3	1.3
Fiscal Incentives(4)	—	—	—	8.0	—	—
Total Transfer to Regions	713.9	701.6	736.8	744.7	646.5	668.4
Rural Fund	71.9	68.0	68.0	70.0	64.5	63.3

Total transfers to regions and Rural Fund	785.7	769.6	804.8	814.7	711.0	731.7

Total Government expenditures	2,786.4	2,714.2	3,106.4	3,061.2	2,310.4	2,614.4

Source:    Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Starting in 2023, become part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	It is the Regional Incentive Fund before 2023.

Total Government expenditures in the eleven months ended November 30, 2022 reached Rp2,614.4 trillion or an increase of 13.2% from Rp2,310.4 trillion in the eleven months ended November 30, 2021. This is primarily driven by the realization of central Government expenditures which increased by 17.7% from Rp1,599.3 trillion to Rp1,882.6 trillion. The increase was driven by line ministries and non-line ministries’ expenditures realization, which, among other things, supported the handling of the impact of the Covid-19 pandemic and economic growth and protected the populace. Total transfers to regions and rural fund increased by 2.9% from Rp711.0 trillion to Rp731.7 trillion.

Fuel Prices and Subsidies

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	140.4	134.0	208.9	212.0	102.5	148.2
Non-energy subsidies	101.7	72.9	74.7	86.5	61.9	57.7

Total subsidies	242.1	207.0	283.7	298.5	164.4	205.9

Source:     Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31,
	2021L	2022B	2022R	2023B

	Percentage
General public services	27.5	32.3	27.3	29.6
Defense	6.3	6.9	5.8	6.0
Public order and safety	7.9	9.1	7.7	8.1
Economic affairs	23.1	20.6	32.6	28.2
Environmental protection	0.7	0.7	0.6	0.6
Housing and community amenities	1.5	0.9	0.8	1.4
Health	10.6	7.2	5.3	4.3
Tourism and culture	0.2	0.2	0.2	0.2
Religion	0.5	0.5	0.5	0.5
Education(1)	8.1	8.7	8.4	10.4
Social protection	13.6	12.9	10.9	10.7

Total	100.0	100.0	100.0	100.0

Source:     Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
(1)	The amount set on the table is allocated at central Government expenditure. Total education budget in the budget 2023 is Rp612.2 trillion.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Education	479.5	542.8	621.3	612.2	460.5	439.2
Infrastructure	425.3	365.8	365.8	391.7	293.2	274.9
Energy Subsidy	140.4	134.0	208.9	212.0	102.5	148.2
Health	312.4	255.4	255.4	178.7	228.3	149.3

Source:     Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31,				Eleven Months Ended November 30,
	2021L	2022B	2022R	2023B	2021	2022P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	877.5	991.3	961.4	712.9	670.4	504.3
Loans
Domestic loans (net)	0.9	1.8	1.8	0.7	(0.1)	4.0
Foreign loans:
Gross drawings:
Program loan	41.6	28.7	28.7	29.5	13.1	46.2
Project loan	32.6	34.8	34.8	32.6	50.9	25.8
Total gross drawing	74.2	63.5	63.5	62.1	63.9	72.0
Amortization	(82.1)	(83.0)	(83.0)	(79.4)	(73.6)	(70.1)
Total foreign loan (net)	(7.9)	(19.5)	(19.5)	(17.4)	(9.7)	1.9
Total loans (net)	(7.0)	(17.7)	(17.7)	(16.6)	(9.7)	5.9

Total debt financing	870.5	973.6	943.7	696.3	660.7	510.2

Investment financing
Investment to SOEs	(71.2)	(38.5)	(38.5)	(45.8)	(36.9)	(9.0)
Investment to other institutions	(21.0)	0.0	0.0	—	(15.0)	0.0
Investment to public service agencies	(39.4)	(52.8)	(52.8)	(53.9)	(51.7)	(52.8)
Investment in financial organizations/institutions	(0.9)	(0.9)	(0.9)	(1.5)	0.0	0.0
Revenue of investment	—	—	0.0	—	0.4	8.8
Government’s Investments	(10.0)	(19.1)	(19.1)	(19.5)	(10.0)	(19.8)
Others investment financing	0.0	(71.0)	(97.4)	(49.5)	0.0	0.0
Investment financing reserves	—	—	(21.5)	(5.7)	—	0.0

Total investment financing	(142.5)	(182.3)	(230.2)	(176.0)	(113.2)	(72.8)

Lending	1.9	0.6	0.6	5.3	2.9	2.9
Government guarantee	(2.7)	(1.1)	(1.1)	(0.3)	(2.7)	(1.1)
Other financing	144.4	77.3	127.3	72.8	56.8	0.6

Total financing (net)	871.7	868.0	840.2	598.2	604.5	439.9

Source:     Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
R	Revised Budget.
P	Preliminary.

Public Debt

As of November 30, 2022, the central Government’s foreign debt-to-GDP ratio was 11.5%, with foreign debt to total debt ratio of 29.6%.

External Public Debt of the Republic

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,	As of November 30,
	2021	2022P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	32.8	32.4
Bilateral creditors	20.8	17.7
Commercial(2)	92.0	92.1
Total	145.5	142.2
Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.2%	11.5%

Source:     Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of November 30, 2022, 64.8% and 35.2% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of November 30, 2022 was U.S.$142.2 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,	As of November 30,
	2021	2022P

	(in millions of U.S. dollars)
Bilateral loans	20,781.8	17,663.7
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	19,091.2	18,928.9
Asian Development Bank	10,818.4	9,997.0
Islamic Development Bank	1,345.4	1,345.6
Nordic Investment Bank	8.1	6.6
European Investment Bank	—	—
International Fund for Agricultural Development	202.1	233.7
Asian Infrastructure Investment Bank	1,306.7	1,907.6
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	32,771.8	32,419.3

Total loans	53,553.6	50,083.0

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31, 2021		As of November 30, 2022P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	99,263	99,263	102,572	102,572
Japanese yen	2,392,620	20,786	2,263,791	16,342
Euros	19,843	22,453	20,141	20,848
SDR	701	981	536	704
British pounds	1	1	0	0
Others	Multiple Currencies	2,036	Multiple Currencies	1,759
Total	N/A	145,521	N/A	142,226

Source:     Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of November 30, 2022, 72.1%, 11.5%, 14.7% and 1.7% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2021R	11.4	3.4	14.8
2022*	11.9	4.3	16.2
2023**	11.8	4.4	16.3
2024**	11.7	4.2	15.8
2024**	13.5	3.8	17.2

Source:     Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2022 to November 30, 2022 and (ii) projected principal and interest payments to be made from December 1, 2022 to December 31, 2022 based on external debt outstanding as of November 30, 2022.

**	Projected based on external debt outstanding as of November 30, 2022.

External Debt of Bank Indonesia

As of December 31, 2021 and October 31, 2022, external debt of Bank Indonesia amounted to U.S.$9,030 million and U.S.$8,283 million, respectively, entirely comprising SDR allocation and currency and deposits, while commercial debt was nil as of each of the two dates. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total

	(in millions of U.S. dollars)
2020	0.0	19.15	19.15
2021*	0.0	2.70	2.70
2022*(1)	0.0	40.78	40.78

Source:     Bank Indonesia

*	Projected based on external debt outstanding as of October 31, 2022.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of October 31, 2022.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of State-Owned Enterprises as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,	As of October 31,
	2021P	2022P

	(in millions of U.S. dollars)
Financial institutions:
Bank	9,280	8,592
Non-bank	2,895	2,104

Total financial institutions	12,175	10,696
Non-financial institutions	46,612	44,244

Total	58,786	54,940

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

	As of December 31,	As of November 30,
	2021	2022P

	(in trillions of Rupiah)
Total domestic public debt(1)	4,836.2	5,315.3

Source:     Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government.

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total

	(in trillions of Rupiah)
2021R	382.3	299.2	681.5
2022*	317.5	310.8	628.4
2023*	400.1	318.0	718.0
2024*	474.2	289.4	763.6
2025**	452.9	262.5	715.4

Source:     Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2022 to November 30, 2022 and (ii) projected principal and interest payments to be made from December 1, 2022 to December 31, 2022 based on domestic debt outstanding as of November 30, 2022.

**	Projected based on domestic debt outstanding as of November 30, 2022.

Contingent Liabilities from Government Guarantees

As of November 30, 2022, the Government had accumulated Rp5.8 trillion in the guarantee reserve fund account and the guarantee that the Government has provided to infrastructure projects includes:

•

full default risk guarantees relating to the PT Perusahaan Listrik Negara (“PT PLN”) loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amount to Rp5.5 trillion;

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounts to Rp60.9 trillion;

•	full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp95.3 trillion.

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp33.2 billion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee private-public partnership projects such as power plant projects (e.g. the Central Java steam power plant) and several section of toll road projects (e.g. Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounts to Rp97.2 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp43.4 trillion;

•

guarantee for infrastructure financing through direct loans from international financial institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp35.5 trillion;

•

full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for the construction of the Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amount to Rp13.7 trillion; and

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amount to Rp3.0 trillion.

As of September 30, 2022, no claims from the foregoing guarantees had arisen.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	End of Period	Average

	Rupiah per U.S. dollar
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021	14,253	14,296
2022^	15,588	14,851

Source:    Bank Indonesia

^	As of December 21, 2022

As of December 21, 2022, the Rupiah depreciated by 8.56% to Rp15,588 per U.S. dollar from Rp14,253 per U.S. dollar as of December 31, 2021, and on average depreciated by 3.88% from Rp14,296 per U.S. dollar in 2021 to Rp14,851 per U.S. dollar in 2022 (up to December 21, 2022). Rupiah exchange rate movements remain under control despite continued global financial market uncertainty in response to external sector resilience and Bank Indonesia’s stabilization measures. Bank Indonesia continues to strengthen rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms through effective monetary operations and adequate market liquidity.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,	As of November 30,
	2021P	2022P

	(in millions of U.S. dollars, except for months)
Gold	4,595	4,435
SDRs	7,795	7,319
Reserve position with the IMF	1,110	1,042
Foreign exchange and others	131,405	121,199

Total	144,905	133,994

Total as number of months of imports and Government external debt repayments	7.8	5.8

Source:     Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of November 30, 2022, foreign reserves recorded U.S.$134.0 billion, equivalent to 5.8 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of three months imports.

Regional Swap Arrangements of the Republic

As of November 30, 2022, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated.

Debt-to-GDP Ratios

	As of December 31, 2021L	As of November 30, 2022P

	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	40.7	38.7
Debt service to GDP ratio	5.3	4.3
Total public debt of the central Government (in billions of U.S.$)(1)	484.1	479.9
—% in Loans	11.9	11.3
—% in Bonds	88.1	88.7

Source:     Ministry of Finance, Bank Indonesia

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of November 30, 2022, the central Government’s debt-to-GDP ratio was 38.7%, with U.S.$479.9 billion of total public debt of the central Government, 11.3% of which are in loans and 88.7% are in bonds.

DESCRIPTION OF THE BONDS

This section of this prospectus supplement is only a summary of the material provisions of the Bonds and the Indenture and it does not contain all of the information that may be important to you as a potential investor in the Bonds. The Republic urges you to read the Indenture for a complete description of its obligations and your rights as a holder of the Bonds. Copies of the Indenture are available for inspection free of charge at the corporate trust office of the Trustee.

The Bonds will be issued pursuant to the Indenture dated as of December 11, 2017 between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee, and other parties named therein. The Bonds are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below.

General Terms of the Bonds

Basic Terms of the Bonds

The Bonds will:

•	be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged;

•

rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision will not be construed to require the Republic to make payments under any series of the Bonds ratably with payments being made under any other public external indebtedness;

•

not repayable at the option of the holder and not be entitled to the benefit of any sinking fund. The Republic may at any time purchase any series of the Bonds and hold or resell them or surrender them to the Registrar for cancellation;

•	be represented by one or more registered global securities (see “Global Bonds”); and

•

contain “collective action clauses” under which the Republic may amend certain key terms of each series of Bonds including the maturity date, interest rate and other terms, with the consent of less than all of the holders of such series of Bonds.

The 2028 Bonds will:

•	be initially issued in aggregate principal amount of US$1,000,000,000;

•	be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	be eligible for settlement in DTC, Euroclear and Clearstream;

•	bear interest at 4.550% per annum on the outstanding principal amount from January 11, 2023;

•	pay interest on January 11 and July 11 of each year, commencing on July 11, 2023;

•

be redeemable before maturity at the option of the Republic upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2028 Bonds, in whole or in part, at any time or from time to time on or after the date that is one month prior to the maturity date of the 2028 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2028 Bonds to the date of redemption;

•	mature on January 11, 2028; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

The 2033 Bonds will:

•	be initially issued in aggregate principal amount of US$1,250,000,000;

•	be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	be eligible for settlement in DTC, Euroclear and Clearstream;

•	bear interest at 4.850% per annum on the outstanding principal amount from January 11, 2023;

•	pay interest on January 11 and July 11 of each year, commencing on July 11, 2023;

•

be redeemable before maturity at the option of the Republic upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2033 Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the 2033 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2033 Bonds to the date of redemption;

•	mature on January 11, 2033; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

The 2053 Bonds will:

•	be initially issued in aggregate principal amount of US$750,000,000;

•	be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof;

•	be eligible for settlement in DTC, Euroclear and Clearstream;

•	bear interest at 5.650% per annum on the outstanding principal amount from January 11, 2023;

•	pay interest on January 11 and July 11 of each year, commencing on July 11, 2023;

•

be redeemable before maturity at the option of the Republic upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the 2053 Bonds, in whole or in part, at any time or from time to time on or after the date that is six months prior to the maturity date of the 2053 Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such 2053 Bonds to the date of redemption;

•	mature on January 11, 2053; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

Payment of Principal and Interest

The Republic will make payments to the registered holders of the Bonds. While the Bonds are held in global form, holders of beneficial interests in the Bonds will be paid in accordance with the procedures of the relevant clearing system and its direct participants, if applicable. Neither the Republic nor the Trustee nor any Agent shall have any responsibility or liability for any aspect of the records of, or payment made by the relevant clearing system or its direct participants in making payments to holders of the Bonds from the funds they receive.

For purposes of this section, “Business Day” means any day except Saturday, Sunday or any other on which commercial banks in New York City, Jakarta, or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed. In any case where the date of payment of the principal, interest or premium, if any, on the Bonds is not a Business Day, then such payment will be made on the next succeeding Business Day, and no interest on the Bonds will accrue as a result of the delay in payment.

If the money that the Republic pays to the Trustee or to any paying agent appointed by the Trustee at the expense of the Republic to make payments on any Bonds is not claimed at the end of one year after the applicable payment was due and payable, then the money will be repaid to the Republic on the Republic’s written request. The Republic will hold such unclaimed money in trust for the relevant holders of those Bonds. After any such repayment, neither the Trustee nor any paying agent will be liable for the payment. However, the Republic’s obligations to make payments on the Bonds as they become due will not be affected until the expiration of the prescription period, if any, specified in the Bonds. See “Description of the Securities — Prescription” in the accompanying prospectus.

If the Republic at any time defaults in the payment of any principal of, or interest on, the Bonds, the Republic will pay interest on the amount in default (to the extent permitted by law) calculated, for each day until paid, at the rate or rates specified in such Bonds.

Global Bonds

DTC, Euroclear, and Clearstream, are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the Trustee nor any Agent will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Additionally, neither the Republic nor the Trustee nor any Agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

The Bonds will initially be issued to investors in global form, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of Bonds. The Republic refers to the intangible Bonds represented by a global Bond as “book-entry” Bonds.

The Republic will deposit any global Bond it issues with a clearing system or its nominee. The global Bond will be registered in the name of the clearing system or its nominee or common depositaries. Unless a global Bond is exchanged for certificated securities, as discussed under “Description of the Securities — Certificated Securities” in the accompanying prospectus, it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry Bonds for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry Bonds through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry Bonds, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry Bonds will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold Bonds in this manner, you must rely on the procedures of the institutions through which you hold your Bonds to exercise any of the rights granted to holders. This is because the legal obligations of the Republic run only to the registered owner of the global Bond, which will be the relevant clearing system or its nominee or common depositary. For example, once the Republic arranges for payments to be made to the registered holder, the Republic will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from the Republic to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a Bond is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry Bonds to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of the Republic.

As an owner of book-entry Bonds represented by a global Bond, you will also be subject to the following restrictions, among others:

•

you will not be entitled to (a) receive physical delivery of the Bonds in certificated form or (b) have any of the Bonds registered in your name, except under the circumstances described under “Description of the Securities — Certificated Securities” in the accompanying prospectus;

•	you may not be able to transfer or sell your Bonds to some insurance companies and other institutions that are required by law to own their Bonds in certificated form; and

•	you may not be able to pledge your Bonds in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Trustee, Paying Agents, Transfer Agents, Registrar

The Indenture establishes the obligations and duties of the Trustee, the right to indemnification of the Trustee and the liability and responsibility, including limitations, for actions that the Trustee takes. The Trustee is entitled to enter into business transactions with the Republic or any of its affiliates without accounting for any profit resulting from these transactions. With respect to the Bonds of any series to be held through Euroclear and/or Clearstream, The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as Registrar and Transfer Agent. With respect to the Bonds of any series to be held through DTC, The Bank of New York Mellon will act as paying agent in The City of New York, USA. The Bank of New York Mellon, London Branch will act as paying agent in the City of London, England for any Bonds held through Euroclear and Clearstream. Bank Indonesia may at any time appoint additional or other paying agents, transfer agents and, in respect of registered Bonds, registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Bonds are outstanding Bank Indonesia will (i) in the case of Bonds which are specified to be held through Euroclear and/or Clearstream, maintain a transfer agent and registrar in Luxembourg and a paying agent in the City of London, England and (ii) in the case of Bonds which are specified to be held through DTC, maintain a transfer agent, registrar and paying agent in The City of New York. If the relevant Bonds are listed on the SGX-ST and the rules of such exchange so require, Bank Indonesia will maintain a paying agent in Singapore.

Notices

The Republic will mail any notices to the holders of the certificated securities at their registered addresses as reflected in the register maintained by the Registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the holders of a global Bond in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary. The Republic will also publish notices to the holders if and so long as the Bonds are listed on the SGX-ST and the rules of such exchange so require, in a leading newspaper having general circulation in Singapore (which is expected to be the Business Times). If publication in a leading newspaper in Singapore is not practicable, the Republic will have validly given notice if it gives notice in accordance with the rules of the exchange on which the Bonds are listed. The Republic will consider any published notice to be given on the date of its first publication.

TAXATION

For a description of certain tax aspects of the Bonds, see “Taxation” in the accompanying prospectus. The Republic urges you to consult your own tax advisors to determine your particular tax consequences in respect of participating in the offering, and of owning and selling the Bonds.

Prospective U.S. Holders (as defined in “Taxation” in the accompanying prospectus) that participate in the Republic’s concurrent invitation for offers to sell bonds for cash should consult their tax advisors about whether such participation will affect the application of any of the rules discussed in “Taxation” in the accompanying prospectus in their particular circumstances.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, which consists of a terms agreement dated January 4, 2023 and the underwriting agreement standard terms filed as an exhibit to the registration statement, the Republic has agreed to sell to each of the underwriters and each of the underwriters have agreed to purchase from the Republic, severally and not jointly, the principal amounts of the Bonds listed opposite its name in the table below.

Underwriters	Principal Amount
	2028 Bonds
BofA Securities, Inc.	US$	200,000,000
DBS Bank Ltd.	US$	200,000,000
The Hongkong and Shanghai Banking Corporation Limited	US$	200,000,000
Mandiri Securities Pte. Ltd.	US$	200,000,000
Standard Chartered Bank	US$	200,000,000

TOTAL	US$	1,000,000,000

Underwriters	Principal Amount
	2033 Bonds
BofA Securities, Inc.	US$	250,000,000
DBS Bank Ltd.	US$	250,000,000
The Hongkong and Shanghai Banking Corporation Limited	US$	250,000,000
Mandiri Securities Pte. Ltd.	US$	250,000,000
Standard Chartered Bank	US$	250,000,000

TOTAL	US$	1,250,000,000

Underwriters	Principal Amount
	2053 Bonds
BofA Securities, Inc.	US$	150,000,000
DBS Bank Ltd.	US$	150,000,000
The Hongkong and Shanghai Banking Corporation Limited	US$	150,000,000
Mandiri Securities Pte. Ltd.	US$	150,000,000
Standard Chartered Bank	US$	150,000,000

TOTAL	US$	750,000,000

BofA Securities, Inc., DBS Bank Ltd., The Hongkong and Shanghai Banking Corporation Limited, Mandiri Securities Pte. Ltd. and Standard Chartered Bank are acting as joint lead managers for the Bonds. The Hongkong and Shanghai Banking Corporation Limited is acting as billing and delivering bank in connection with the offering of the Bonds.

The underwriting agreement provides that the underwriters are obligated to purchase all of the Bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the Bonds may be terminated.

The Republic has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

The Republic estimates that its out-of-pocket expenses for this offering will be approximately US$100,000. The underwriters have agreed to reimburse the Republic for certain of its expenses.

The underwriters have advised the Republic that they propose to offer the Bonds to the public initially at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

Any underwriter who is not registered as a broker-dealer with the Securities and Exchange Commission will not engage in any transaction related to the Bonds in the United States except as permitted by the Securities Exchange Act of 1934. To the extent the underwriters intend to make any offers or sales of the Bonds in the United States, or to nationals or residents of the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, as well as with applicable laws of the various states.

In connection with this offering of the Bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Bonds in the open market for the purpose of pegging, fixing or maintaining the price of the Bonds. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover short positions. Any of these activities may cause the price of the Bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time but they must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds.

The Bonds are a new issue of securities with no established trading market. The Republic has been advised by the underwriters that they intend to make a market in the Bonds, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the Bonds.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that underwriter or its affiliate on behalf of the Republic in such jurisdiction.

Settlement and Delivery

The Republic expects that delivery of the global Bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds prior to the delivery of the Bonds hereunder will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds prior to their date of delivery hereunder should consult their advisors.

Other Relationships

The underwriters have in the past and may in the future provide investment and commercial banking and other related services to the Republic or its affiliates in the ordinary course of business for which the underwriters and/or their respective affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses. The underwriters and their respective affiliates are full service financial institutions engaged in various activities which may include securities trading, commercial and investment banking, financial advice, investment management, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold (on their own account, on behalf of clients or in their capacity of investment advisers) a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments and enter into other transactions, including credit derivatives (such as asset swaps, repackaging and credit default swaps) in relation thereto. Such transactions, investments and securities activities may involve securities and instruments of the Republic or its subsidiaries, jointly controlled entities or associated entities, including the Bonds offered hereby, may be entered into at the same time or proximate to offers and sales of Bonds or at other times in the secondary market and be carried out with counterparties that are also purchasers, holders or sellers of Bonds. The underwriters or certain of their respective affiliates may purchase Bonds and be allocated Bonds for asset management and/or proprietary purposes and not with a view to distribution. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to capital market intermediaries and prospective investors pursuant to paragraph 21 of the Hong Kong SFC Code of Conduct – Important Notice to CMIs (including Private Banks): This notice to CMIs (including Private Banks) is a summary of certain obligations the Code imposes on CMIs, which require the attention and cooperation of other CMIs (including Private Banks).

Prospective investors who are the directors, employees or major shareholders of the Republic, a CMI or its group companies would be considered under the Code as having an Association with the Republic, the CMI or the relevant group company. CMIs should specifically disclose whether their investor clients have any Association when submitting orders for the Bonds. In addition, Private Banks should take all reasonable steps to identify whether their investor clients may have any Associations with the Republic or any CMI (including its group companies) and inform the underwriters accordingly.

CMIs are informed that the marketing and investor targeting strategy for this offering includes institutional investors, sovereign wealth funds, pension funds, hedge funds, family offices and high net worth individuals, in each case, subject to the selling restrictions and any MiFID II product governance language set out elsewhere in this prospectus supplement.

CMIs should ensure that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). CMIs should enquire with their investor clients regarding any orders which appear unusual or irregular. CMIs should disclose the identities of all investors when submitting orders for the Bonds. Failure to provide underlying investor information for omnibus orders, where required to do so, may result in that order being rejected. CMIs should not place “X-orders” into the order book.

CMIs should segregate and clearly identify their own proprietary orders (and those of their group companies, including Private Banks as the case may be) in the order book and book messages.

CMIs (including Private Banks) should not offer any rebates to prospective investors or pass on any rebates provided by the Republic. In addition, CMIs (including Private Banks) should not enter into arrangements which may result in prospective investors paying different prices for the Bonds.

The Code requires that a CMI disclose complete and accurate information in a timely manner on the status of the order book and other relevant information it receives to targeted investors for them to make an informed decision. In order to do this, those underwriters in control of the order book should consider disclosing order book updates to all CMIs.

When placing an order for the Bonds, Private Banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors).

Private Banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order pursuant to the Code. Private Banks should be aware that placing an order on a “principal” basis may require the underwriters to apply the “proprietary orders” of the Code to such order and will require the underwriters to apply the “rebates” requirements of the Code to such order.

Selling Restrictions

Canada

The Bonds may only be offered or sold to a resident of Canada pursuant to an exemption from the requirement to file a prospectus in the applicable Canadian province or territory in which such offer or sale is made, and only by a registrant duly registered under the applicable securities laws of that province or territory or by a registrant that is relying in that province or territory on the “international dealer” exemption provided by Section 8.18 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (NI 31-103). Furthermore, the Bonds may only be offered or sold to or for the benefit of residents of any such province or territory that are purchasing, or deemed to be purchasing, as principal, that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) and a “permitted client” as defined in NI 31-103. Each Canadian purchaser hereby acknowledges that any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws and that it shall be deemed to represent, warrant and agree that it is an accredited investor and is purchasing as principal (or deemed principal) in connection with any purchase of Bonds hereunder.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of residence for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering. The Republic and the underwriters hereby notify prospective Canadian purchasers that: (a) the Republic or the underwriters may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email and the aggregate purchase price of any Bonds purchased) (“personal information”), which Form 45-106F1 may be required to be filed by the Republic or the underwriters under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase Bonds in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number, email and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Upon receipt of this prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.

Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), each underwriter, has represented and agreed, that it has not made and will not make an offer of Bonds to the public which are the subject of the offering contemplated by this prospectus supplement in relation to the public in that Relevant State except that it may make an offer of such Bonds to the public in that Relevant State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)

at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Republic for any such offer; or

(c)	at any time in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Bonds referred to in (a) to (c) above shall require the Republic or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of Bonds to the public” in relation to any Bonds in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented, warranted and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of MiFID II; or

(b)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(c)	not a qualified investor as defined in the Prospectus Regulation.

Consequently no key information document required by the PRIIPs Regulation for offering or selling the Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Hong Kong

Each underwriter:

(a)

has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)

has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

No prospectus has been nor will be published in Italy in connection with the offering of the Bonds and such offering has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societa e la Borsa, the “CONSOB”) pursuant to Italian securities legislation. Accordingly, the Bonds may not and will not be offered, sold or delivered, nor may copies of this prospectus supplement or any other documents relating to the Bonds (the “Offer Materials”) be distributed in Italy, in an offer to the public of financial products under the meaning of Article 1, paragraph 1, letter t) of the Italian Legislative Decree No. 58 of 24 February 1998 as amended (the “Consolidated Financial Act”) unless an exception applies. Therefore, the Bonds may only be offered, transferred or delivered, and copies of Offer Materials may only be distributed, within the territory of Italy: (a) to qualified investors (investitori qualificati), as defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (the “Intermediaries Regulation”), pursuant to Article 100, paragraph 1, letter a) of the Consolidated Financial Act and Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “Issuers Regulation”); or (b) in any other circumstances where an express exemption from compliance with the restrictions on offers to the public applies, including, without limitation, as provided under Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers Regulation.

Any offer, sale or delivery of the Bonds or distribution of copies of Offer Materials in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made via investment firms, banks or financial intermediaries authorized to carry out such activities in Italy in accordance with the Consolidated Financial Act, the Issuers Regulation, the Intermediaries Regulation and Italian Legislative Decree No. 385 of September 1, 1993 (the “Consolidated Banking Act”), all as amended; (ii) in compliance with Article 129 of the Consolidated Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy; and (iii) in compliance with any other applicable laws and regulations, including any conditions, limitations or requirements that may be, from time to time, imposed by the relevant Italian authorities concerning securities, tax matters and exchange controls.

Any investor purchasing the Bonds in an offering is solely responsible for ensuring that any offer or resale of the Bonds it purchases in the offering occurs in compliance with applicable Italian laws and regulations.

The Offer Materials and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules governing offers of securities to the public pursuant to Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers Regulation, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) and each underwriter has not directly or indirectly offered or sold and will not offer or sell any Bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of

1949, as amended)), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus dated May 25, 2021 have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold any Bonds or caused the Bonds to be made the subject of an invitation for subscription or purchase and agree to not offer or sell any Bonds or cause the Bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Bonds pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities- based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1) of the Securities and Futures Act 2001 of Singapore – The Republic has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the Securities and Futures Act 2001 of Singapore), that the Bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Kingdom

Each underwriter:

(a)

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Bonds in, from or otherwise involving the United Kingdom.

Prohibition of Sales to UK Retail Investors

Each underwriter has represented and agreed with the Republic, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the EUWA; or

(b)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(c)	not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA.

Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

LEGAL MATTERS

The validity of the Bonds will be passed upon for the Republic by the Legal Bureau of the Ministry of Finance and Ginting & Reksodiputro in association with Allen & Overy LLP as to all matters of Indonesian law, and Allen & Overy (Asia) Pte Ltd, special New York counsel to the Republic, as to all matters of U.S. law. Certain legal matters will be passed upon for the underwriters by Mayer Brown, special New York counsel to the underwriters, as to all matters of U.S. law, and Assegaf Hamzah & Partners as to all matters of Indonesian law.

GENERAL INFORMATION

1.

The issue of the Bonds has been authorized by the Minister of Finance of the Republic of Indonesia pursuant to the authority conferred upon her by Article 5 of Law No. 24 of 2002 on Government Debt Securities.

The implementation of the Bonds’ authorization has been delegated to the Director General of Budget Financing and Risk Management of the Ministry of Finance pursuant to Minister of Finance Decree No. 369/KMK.01/2022 on Mandates Granted by the Minister of Finance to the Directorate General of Budget Financing and Risk Management for and on behalf of the Minister of Finance to Sign Letters and/or Decrees of the Minister of Finance in connection with the implementation of budget financing and risk management, and Articles 2 and 36 of Minister of Finance Regulation No.215/PMK.08/2019 on the Sale and Repurchase of Government Debt Securities in Foreign Currency in the International Market.

2.

Other than as disclosed in this prospectus supplement there has been no material adverse change in the financial position or affairs of the Republic since December 31, 2021 and the Republic is not a party in any litigation, arbitration or administrative proceeding that is material in the context of the issue of the Bonds and is not aware of any such litigation, arbitration or administrative proceeding whether pending or threatened.

3.

For so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require, the Republic will appoint and maintain a paying agent in Singapore, where the Bonds may be presented or surrendered for payment or redemption in the event any global bonds are exchanged for certificated bonds. In addition, in the event any global bonds are exchanged for certificated bonds, an announcement of such exchange shall be made by or on behalf of the Republic through the SGX-ST. Such announcement shall include all material information with respect to the delivery of the certificated bonds, including details of the paying agent in Singapore.

4.

For so long as the Bonds are listed on the SGX-ST and the rules of the SGX-ST so require, the Bonds will be traded on the SGX-ST in a minimum board lot size of S$200,000 or its equivalent in foreign currencies.

5.

The 2028 Bonds, the 2033 Bonds and the 2053 Bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg. With respect to the 2028 Bonds, the CUSIP number is 455780 DQ6, and the International Securities Identification Number (“ISIN”) is US455780DQ66. With respect to the 2033 Bonds, the CUSIP number is 455780 DR4, and the ISIN is US455780DR40. With respect to the 2053 Bonds, the CUSIP number is 455780 DS2, and the ISIN is US455780DS23. The legal entity identifier code of the Republic is 529900FWX0GRR7WG5W79.

WHERE YOU CAN FIND MORE INFORMATION

The Republic has filed registration statements relating to its Bonds, including the Bonds offered by this prospectus supplement, and warrants with the SEC under the U.S. Securities Act of 1933, as amended. Neither this prospectus supplement nor the accompanying prospectus contains all of the information described in the registration statements. For further information, you should refer to the registration statements. You can request copies of the registration statements, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington D.C.:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information. These documents are also available to the public from the SEC’s web site at http://www.sec.gov.

Republic of Indonesia

Debt Securities and/or Warrants

The Republic of Indonesia (the “Republic” or “Indonesia”) may from time to time offer and sell its securities, including its debt securities, in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. The Republic may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. The Republic may offer securities having an aggregate principal amount of up to U.S.$10,000,000,000 (or the equivalent in other currencies). The securities will be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged. The securities rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness (as defined below) of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the securities ratably with payments being made under any other public external indebtedness of the Republic.

The indenture under which the debt securities will be issued contains provisions commonly known as “collective action clauses.” Under these provisions, which differ from the terms of the Republic’s public external indebtedness issued prior to January 8, 2015, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to two or more series of debt securities issued under the indenture either (x) with the consent of holders of 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification (taken in aggregate) if the modification is uniformly applicable; or (y) with the consent of the holders of 66 2/3% of the aggregate principal amount outstanding of all series of debt securities that would be affected and 50% in aggregate principal amount outstanding of each affected series of debt securities.

The Republic may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the prospectus supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2021

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities the Republic may offer under the “shelf” registration statement it has filed with the Securities and Exchange Commission (the “SEC”). Each time the Republic sells securities covered by this prospectus, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information contained in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the heading “Further Information.”

i

ENFORCEMENT

The Republic is a sovereign nation. Consequently, it may be difficult for holders of debt securities to obtain or enforce judgments against the Republic. The Republic has irrevocably waived, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdictions in which it might otherwise be entitled, in any action arising out of or in relation to the debt securities, which may be instituted by the Trustee (as defined herein) or a holder of any debt securities in any New York state or federal court sitting in the Borough of Manhattan, the City of New York.

The Republic’s waiver of immunity is a limited and specific waiver for the purposes of the debt securities and the Indenture (as defined herein) and under no circumstances should it be interpreted as a general waiver by the Republic or a waiver with respect to proceedings unrelated to the debt securities or the Indenture. Furthermore, the Republic specifically does not waive any immunity in respect of:

•	actions brought against the Republic arising out of or based upon U.S. federal or state securities laws;

•	attachment under Indonesian law;

•	present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

•	“consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963;

•	any other property or assets used solely or mainly for governmental or public purposes in the Republic or elsewhere;

•	military property or military assets or property or assets of the Republic related thereto; and

•	assets or property forming part of the cultural heritage of the Republic and/or Bank Indonesia.

Because the Republic has not submitted to jurisdiction or waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a judgment in the United States against the Republic based on such laws unless a court were to determine that the Republic is not entitled to sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the Immunities Act) with respect to such actions. The Republic may assert immunity to such actions or with respect to the property or assets described above. Investors may have difficulty making any claims based upon such securities laws or enforcing judgments against the property or assets described above.

The Republic has appointed the Chief Representative of Bank Indonesia New York as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities. Such appointment is irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of the debt securities, have been paid by the Republic to the Trustee or the Paying Agent or unless and until a successor has been appointed as the Republic’s authorized agent. The Republic has agreed that it will at all times maintain an authorized agent to receive such service, as provided above. The Chief Representative of Bank Indonesia is not the agent for receipt of service of process for actions under the United States federal or state securities laws.

The Republic is subject to suit in competent courts in Indonesia. However, the Law on State Treasury (Law No. 1 of 2004, dated January 14, 2004) prohibits the seizure or attachment of property or assets owned by the Republic. Furthermore, a judgment of a non-Indonesian court will not be enforceable by the courts of Indonesia, although such a judgment may be admissible as evidence in a proceeding on the underlying claim in an Indonesian court. Re-examination of the underlying claim de novo would be required before the Indonesian court.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in (i) this prospectus, (ii) any prospectus supplement, (iii) any pricing supplement to a prospectus supplement and (iv) the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates; and

•	governmental, statutory, regulatory or administrative initiatives.

The Republic undertakes no obligation to update publicly any of them in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•

adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

•

instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

•

adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

•

other adverse factors, such as adverse oil price movements, climatic or seismic events, international or domestic hostilities, infectious disease outbreaks or pandemics, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

Indonesia subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at https://dsbb.imf.org/sdds/country/IDN/advance-release-calendar-base. Neither Indonesia nor any agents or underwriters acting on behalf of Indonesia in connection with the offer and sale of securities, as contemplated in this prospectus, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the Republic will use the net proceeds from the sale of the debt securities for the general purposes of the Republic, including to partially fund its general financing requirements.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that the Republic may offer. Each time the Republic offers securities, the Republic will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

This section of this prospectus is only a summary of the material provisions of the debt securities and the Indenture and it does not contain all of the information that may be important to you as a potential investor in the debt securities. The Republic urges you to read the Indenture for a complete description of its obligations and your rights as a holder of the debt securities. Copies of the Indenture are available for inspection free of charge at the corporate trust office of the Trustee.

Debt Securities

The debt securities will be issued pursuant to the Indenture dated as of December 11, 2017 between the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee, and other parties named therein (as amended from time to time, the “Indenture”). The Republic has filed the Indenture and forms of debt securities with the Securities and Exchange Commission (“SEC”). The following description summarizes some of the terms of the debt securities and the Indenture.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and record dates for interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow the Republic to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which the Republic will take payments;

•	the authorized denominations;

•	a description of any index the Republic will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the Indenture.

The Republic may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

The Republic may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The Republic may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. The Republic will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of debt securities and other relevant considerations in the prospectus supplements for these offerings.

The Republic is not required to issue all of its debt securities under the Indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the Indenture and described in this prospectus.

Status

The debt securities will be direct, general, unconditional and unsubordinated obligations of the Republic, for which the full faith and credit of the Republic is pledged. The debt securities will rank without any preference among themselves and equally with all other unsubordinated Public External Indebtedness (as defined below) of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other Public External Indebtedness.

Payment of Principal and Interest

The Republic will make payments to the registered holders of the debt securities. While the debt securities are held in global form, holders of beneficial interests in the debt securities will be paid in accordance with the procedures of the relevant clearing system and its direct participants, if applicable. Neither the Republic nor the Trustee nor any Agent shall have any responsibility or liability for any aspect of the records of, or payment made by the relevant clearing system or its direct participants in making payments to holders of the debt securities from the funds they receive.

For purposes of this section, “Business Day” means any day except Saturday, Sunday or any other on which commercial banks in New York City, Jakarta, or the city where the relevant paying or transfer agent is located are authorized or obligated by law, regulation or executive order to be closed. In any case where the date of payment of the principal, interest or premium, if any, on the debt securities is not a Business Day, then such payment will be made on the next succeeding Business Day, and no interest on the debt securities will accrue as a result of the delay in payment.

If the money that the Republic pays to the Trustee or to any paying agent appointed by the Trustee at the expense of the Republic to make payments on any debt securities is not claimed at the end of one year after the applicable payment was due and payable, then the money will be repaid to the Republic on the Republic’s written request. The Republic will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the Trustee nor any paying agent will be liable for the payment. However, the Republic’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the debt securities. See “— Prescription” below.

If the Republic at any time defaults in the payment of any principal of, or interest on, the debt securities, the Republic will pay interest on the amount in default (to the extent permitted by law) calculated, for each day until paid, at the rate or rates specified in such debt securities.

Additional Amounts

The Republic will make all principal and interest payments on the debt securities, to the extent permitted by law, without withholding or deducting any present or future taxes, levies, imposts, duties, assessments or other charges of whatever nature imposed by the Republic or any of its political subdivisions (“Indonesian Taxes”). If Indonesian law requires the Republic to withhold or deduct any Indonesian Taxes, the Republic will pay the holders of debt securities such additional amounts (“Additional Amounts”) necessary to ensure that they receive the same amount as they would have received without any withholding or deduction. The Republic will not, however, pay any Additional Amounts in connection with any Indonesian Taxes that are imposed due to any of the following:

i.	the holder has or had some connection with the Republic other than merely owning or holding the debt securities or receiving principal and interest payments on the debt securities;

ii.	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

iii.

any tax, assessment or other governmental charge that would not have been imposed but for the failure of a holder or beneficial owner of a debt security to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction, provided that (a) the Republic or the Republic’s agent has notified the holders of such certification, identification or other reporting requirement at least 15 days before the applicable payment date and (b) in no event shall such holder’s or beneficial owner’s or other person’s obligation to satisfy such a requirement require such holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder or beneficial owner or other person been required to file the U.S. Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY;

iv.

the holder has failed to present any such debt securities for payment (where such presentment is required) within 30 days after the date on which such payment has been made available to the holder except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting such debt security for payment on the last of such 30 days;

v.

any tax, assessment or other governmental charge that would not have been imposed but for the failure by a holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any debt securities or through which payment on the debt securities is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the U.S. Internal Revenue Service) imposed pursuant to, or under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the U.S. Internal Revenue Code as in effect on the date of issuance of the debt securities or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous than these provisions as enacted on such date; or

vi.

the holder is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder.

Any reference to “principal” or “interest” on the debt securities includes any Additional Amounts which may be payable on the debt securities.

The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, delivery or registration of the debt securities or any other document or instrument referred to therein.

Unless the context requires otherwise, any references in this prospectus to principal or interest on the debt securities will include additional amounts payable by the Republic in respect of such principal or interest.

Negative Pledge

So long as any of the debt securities remains outstanding, the Republic will not create or permit the creation of any mortgage, charge, lien, pledge or any other security interest on any of its present or future assets or revenues, or any part thereof, to secure any Public External Indebtedness (as defined below), unless the Republic shall procure that all amounts payable under the debt securities are secured equally and ratably.

“Indebtedness” means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed which is issued by and in the name of the Republic and is backed by the full faith and credit of the Republic. As used in the preceding sentence, money borrowed “by and in the name of the Republic” shall not include the borrowings of any state-owned-enterprises or other agency, authority, department or instrumentality which under the laws of the Republic constitutes a juridical entity or statutory body separate from the Republic so long as such Indebtedness does not carry the full faith and credit of the Republic.

“External Indebtedness” means Indebtedness which is denominated or payable by its terms in, or at the option of the holder thereof payable in, a currency or currencies other than the lawful currency of the Republic.

“Public External Indebtedness” means External Indebtedness which (i) is publicly issued or privately placed in the capital markets, (ii) is in the form of, or represented by, bonds, debentures, notes or other similar instruments or book entries and (iii) is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Security Interest” means any security interest, lien, pledge, mortgage, deed of trust, charge or other encumbrance, security interest or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

Notwithstanding the above, the Republic may create or permit the creation of any Security Interests:

1.

securing Public External Indebtedness incurred, assumed or guaranteed by the Republic solely to finance or refinance the acquisition, construction or development of the property over which such Security Interest has been created or permitted to be created, provided that such Security Interest does not extend to any other property of the Republic; however, in the case of construction, the Security Interest may extend to: unimproved real property for the construction, any trust account into which the proceeds of the offering creating such Public External Indebtedness may be temporarily deposited pending use in the construction, and the revenues to be generated by the operation of, or loss or damage to, the property to be constructed;

2.

existing on any property or asset at the time of its acquisition (or arising after its acquisition pursuant to an agreement entered into prior to, and not in contemplation of, such acquisition), and extensions and renewals of such Security Interest limited to the original property or asset covered thereby and securing any extension or renewal of the original secured financing;

3.

arising out of the renewal, extension or replacement of any indebtedness permitted under paragraph 2 above; provided, however, that the principal amount of such Public External Indebtedness is not increased;

4.	arising in the ordinary course of borrowing activities of the Republic to secure Public External Indebtedness with a maturity of one year or less;

5.	in existence as of the date of the issuance of the debt securities;

6.	pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings which proceedings are being contested in good faith; or

7.	arising by operation of law, provided that any such Security Interest is not created or permitted to be created by the Republic for the purpose of securing any Public External Indebtedness.

Events of Default

Each of the following events will constitute an Event of Default under any series of debt securities:

i.	the Republic defaults in any payment of the principal of or interest on any of the debt securities and such default is not cured within 30 days;

ii.

the Republic defaults in the performance of any other covenant in the debt securities and such default continues for a period of 60 days after written notice thereof has been given to the Republic by holders representing at least 10% of the aggregate principal amount of the debt securities outstanding;

iii.

any Public External Indebtedness in a principal amount in excess of U.S.$50,000,000 (or the equivalent amount thereof in any other currency) is accelerated (other than by optional or mandatory prepayment or redemption);

iv.

the Republic defaults in the payment of principal or interest in excess of U.S.$50,000,000 (or the equivalent amount thereof in any other currency) payable (whether upon maturity, acceleration or otherwise) in connection with Public External Indebtedness beyond any applicable grace and waiver periods and such default shall not have been cured or waived within 30 days after written notice thereof has been given to the Republic pursuant to the Indenture by any holder; or

v.	the Republic declares a moratorium with respect to the payment of principal of or interest on any Public External Indebtedness.

If an Event of Default under the debt securities shall have occurred and be continuing then in each and every such case, upon notice in writing by the holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate outstanding principal amount of the debt securities to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may, and the Trustee at the written request of such holders shall (subject to receiving indemnity and/or security to its satisfaction), declare the principal amount of all the debt securities due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to receiving such notice all Events of Default in respect of all the debt securities shall have been cured or waived; provided that if, at any time after the principal of the debt securities shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the debt securities, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee or Paying Agent a sum sufficient to pay all matured installments of interest and principal upon all the debt securities which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each debt security at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover the fees and reasonably incurred expenses of the Trustee, including, without limitation, the fees and expenses of its counsel, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the debt securities which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the holders of more than 50% in aggregate principal amount of the debt securities then outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon.

Notwithstanding the foregoing, in the case of an Event of Default specified in (ii) above, the principal amount of and the accrued interest on the debt securities may only be declared immediately due and payable if such event is materially prejudicial to the interests of the holders of debt securities.

Purchases of Debt Securities by the Republic

The Republic may at any time purchase or acquire any of the debt securities in any manner and at any price in the open market. The debt securities which are purchased or acquired by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the Registrar for cancellation.

Enforcement

Except as provided in Section 4.7 of the Indenture, no holder of any debt securities shall have any right by virtue of or by availing itself of any provision of the Indenture or the debt securities to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or the debt securities, or for any other remedy hereunder or under the debt securities, unless (a) such holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to the debt securities, (b) the holders of not less than 25% in aggregate principal amount outstanding of the debt securities shall have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such indemnity and/or other security to its satisfaction as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity and/or other security shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture, it being understood and intended, and being expressly covenanted by every holder of debt securities with every other holder of debt securities and the Trustee, that no one or more holder shall have any right in any manner whatsoever by virtue or by availing itself of any provision of the Indenture or of the debt securities to affect, disturb or prejudice the rights of any other holder of debt securities or to obtain priority over or preference to any other such holder, or to enforce any right under the Indenture or under the debt securities, except in the manner herein provided and for the equal, ratable and common benefit of all holders. For the protection and enforcement of this “Enforcement” section, each and every holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Meeting, Amendments and Waivers — Collective Action

The Republic may call a meeting of holders of any series of the debt securities at any time regarding the Indenture. The Republic will determine the time and place of the meeting and will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the Republic or the Trustee will call a meeting of holders of a series of the debt securities if at least 10% in aggregate principal amount of such debt securities have delivered a written request to the Republic or the Trustee (with a copy to the Republic) setting forth the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, the Republic will notify the Trustee and the Trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notice is given.

Only holders of the debt securities and their proxies are entitled to vote at a meeting of holders. The Republic will set the procedures governing the conduct of the meeting and if additional procedures are required, the Republic will consult with the Trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of the debt securities pursuant to written action with the consent of the requisite percentage of the debt securities of the relevant series. The Republic will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the Republic.

The holders of a series of the debt securities may generally approve any proposal by the Republic to modify or take action with respect to any Non-Reserved Matter (as defined below) relating to the Indenture or the terms of such debt securities with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders of any series of debt securities issued under the Indenture may approve, by vote or consent through one of three modification methods, any modification, amendment, supplement or waiver (each, a “Modification”) proposed by the Republic that would do any of the following (such subjects referred to as “Reserved Matter Modification”) with respect to such series of debt securities:

•	change the date on which any amount is payable;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities of that series and the Indenture);

•	reduce the interest rate;

•	change the method used to calculate any amount payable (other than in accordance with the express terms of the debt securities and the Indenture);

•	change the currency or place of payment of any amount payable;

•

permit early redemption of the debt securities of a series, or if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	modify the Republic’s obligation to make any payments (including any redemption price therefor);

•	change the identity of the obligor;

•

change the definition of “Outstanding” or the percentage of affirmative votes or written consents, as the case may be, required for the taking of any action pursuant to Section 11.4, Section 11.5 and Section 11.6 of the Indenture;

•	change the definition of “Uniformly Applicable” or “Reserve Matter Modification”;

•

authorize the Trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of the Republic or any other person;

•

change the legal ranking, governing law, submission to jurisdiction, the Republic’s obligation to appoint and maintain an agent for service of process or waiver of immunities provisions of the terms of such debt securities.

A Reserved Matter Modification, including the payment terms of any series of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent:

•	in the case of a proposed modification to a single series of the debt securities, the holders of more than 75% of the aggregate principal amount of that series;

•

where such proposed modification would affect the outstanding debt securities of any two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of any two or more series issued under the Indenture, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

Any modification consented to or approved by the holders of debt securities pursuant to the above provisions will be conclusive and binding on all holders of the relevant series of debt securities or all holders of all series of debt securities affected by a cross-series modification, as the case may be, whether or not they have given such consent or approval, and on all future holders of those debt securities whether or not notation of such modification is made upon the debt securities. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of that debt security.

For so long as any series of Existing Debt Securities (as defined below) are outstanding, if the Republic certifies to the Trustee and to the trustee under the applicable Existing Indenture (for the benefit of the holders of the affected Existing Debt Securities) that a cross series modification is being sought simultaneously with an Existing Indenture Reserve Matter Modification (as defined below), the Existing Debt Securities affected by such Existing Indenture Reserve Matter Modification shall be treated as “Series affected by that proposed Modification” as that phrase is used in the Indenture; provided that if the Republic seeks a cross-series modification with single aggregated voting, in determining whether such Modification will be considered Uniformly Applicable, the holders of any series of Existing Debt Securities affected by the Existing Indenture Reserve Matter Modification shall be deemed “Holders of debt securities of all Series affected by that Modification,” for the purpose of the Uniformly Applicable definition. It is the intention of this clause that in respect of any cross-series modification, the votes of the holders of the affected Existing Debt Securities be counted for purposes of the voting thresholds specified in the Indenture for the applicable cross series modification as though those Existing Debt Securities had been affected by that cross series modification, although it is acknowledged and agreed that the effectiveness of any Modification, as it relates to the affected Existing Debt Securities, shall be governed exclusively by the terms and conditions of those Existing Debt Securities and by the applicable Existing Indenture; provided, however, that no such Modification as to the debt securities will be effective unless such Modification shall have also been adopted or deemed adopted by the holders of the affected Existing Debt Securities pursuant to the amendment and modification provisions of such Existing Debt Securities.

“Existing Debt Securities” means any of the 2004 Debt Securities, 2009 Debt Securities, 2010 Debt Securities, 2014 Debt Securities or 2015 Debt Securities, as applicable;

“Existing Indenture” means any of the 2004 Indenture, 2009 Indenture, 2010 Indenture, 2014 Indenture, 2015 Indenture or 2015 December Indenture, as applicable;

“Existing Indenture Reserve Matter Modification” means any modification to the terms and conditions of one or more series of the Existing Debt Securities, pursuant to Clauses 12.2.2 and 12.4 of the 2009 Indenture or Clauses 12.2.2 and 12.10 of the 2015 Indenture, as applicable;

“2004 Debt Securities” means debt securities authenticated and delivered under the 2004 Indenture;

“2009 Debt Securities” means debt securities authenticated and delivered under the 2009 Indenture;

“2010 Debt Securities” means debt securities authenticated and delivered under the 2010 Indenture;

“2014 Debt Securities” means debt securities authenticated and delivered under the 2014 Indenture;

“2015 Debt Securities” means debt securities authenticated and delivered under the 2015 Indenture;

“2015 December Debt Securities” means debt securities authenticated and delivered under the 2015 December Indenture;

“2004 Indenture” means the indenture dated as of March 10, 2004 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon (formerly, The Bank of New York), as trustee;

“2009 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee;

“2010 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010;

“2014 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010 and second supplemental indenture dated as of June 21, 2014;

“2015 Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010, second supplemental indenture dated as of June 21, 2014 and third supplemental indenture dated as of January 8, 2015; and

“2015 December Indenture” means the indenture dated as of January 28, 2009 between the Republic of Indonesia, as issuer, and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of January 5, 2010, second supplemental indenture dated as of June 21, 2014, third supplemental indenture dated as of January 8, 2015 and fourth supplemental indenture dated as of December 1, 2015.

The Republic may select, in its discretion, any modification method for a Reserved Matter Modification in accordance with the Indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

“Non-Reserved Matter Modification,” as referred to above, means a Modification other than a Modification constituting a Reserved Matter.

“Uniformly Applicable,” as referred to above, means a Modification by which (A) Holders of debt securities of all Series affected by that Modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a Modification will not be considered to be Uniformly Applicable if each exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting Holder of debt securities of any Series affected by that Modification electing the same option under such menu of instruments).

Before soliciting any consent or vote of any holder of a series of the debt securities for any change to a Reserved Matter, the Republic will provide the following information to the Trustee for distribution to the holders of such debt securities:

•

a description of the Republic’s economic and financial circumstances that are, in the Republic’s opinion, relevant to the request for the proposed Modification, a description of the Republic’s existing debts and a description of any broad policy reform program and provisional macroeconomic outlook;

•

if the Republic shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•

a description of the Republic’s proposed treatment of foreign debt instruments that are not affected by the proposed Modification and its intentions with respect to any other major creditor groups; and

•	if the Republic is then seeking a Reserve Matter Modification affecting any other series of debt securities, a description of that proposed Modification.

In determining whether the holders of the requisite principal amount of debt securities outstanding have taken any action or instruction under the Indenture or the debt securities, a debt security will be disregarded and deemed not to be outstanding, and may not be counted in a vote or consent solicitation for or against a proposed Modification, if on the record date for the proposed Modification or other action or instruction hereunder, the debt security is held by the Republic or by a Public Sector Instrumentality, or by a corporation, trust or other legal entity that is controlled by the Republic or a Public Sector Instrumentality, except that (x) debt securities held by the Republic or any Public Sector Instrumentality or any corporation, trust or other legal entity controlled by the Republic or by a Public Sector Instrumentality that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not the Republic, a Public Sector Instrumentality or a corporation, trust or other legal entity that is controlled by the Republic or a Public Sector Instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the Trustee in accordance with such advice, and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the Trustee, upon the certificate, statement or opinion of or representations by the Trustee; and (y) in determining whether the Trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the Trustee has received an officer’s certificate will be so disregarded.

As used in the preceding paragraph, “Public Sector Instrumentality” means any department, ministry or agency of the central Government of the Republic, Bank Indonesia or a corporation, trust or other legal entity that is controlled by the central government of the Republic or by a Public Sector Instrumentality if the Republic or any of the foregoing has the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or to elect or to appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

The Republic and the Trustee may, without the vote or consent of any holder of the debt securities, amend the Indenture or such debt securities for the purposes of:

•	adding covenants by the Republic for the benefit of the holders;

•	surrendering any of the Republic’s right or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any provision which may be defective or inconsistent with any other provision.

Further Issues

The Republic may from time to time, without the consent of holders of the debt securities, create and issue additional debt securities having the same terms as the debt securities in all respects, except for issue date, issue price, original interest accrual date and the first interest payment on the debt securities; provided, however, that any additional debt securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the “same issue” as the debt securities, or (b) in a “qualified reopening” of the debt securities, unless such additional debt securities have a separate CUSIP, ISIN or other identifying number from the previously outstanding debt securities. Such additional debt securities will be consolidated with and will form a single series with the previously outstanding debt securities.

Warrants

If the Republic issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, the Republic will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

The Republic may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between the Republic and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions the Republic may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries; and

•	any other terms of the warrants.

The warrants will constitute direct, general, unconditional and unsubordinated obligations of the Republic and do not constitute indebtedness of the Republic.

Global Securities

The Depository Trust Company (“DTC”), Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”) are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the Trustee nor any Agent will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Additionally, neither the Republic nor the Trustee nor any Agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

The warrants or debt securities will initially be issued to investors in global form, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of debt securities. The Republic refers to the intangible debt securities represented by a global security as “book-entry” securities.

The Republic will deposit any global security it issues with a clearing system or its nominee. The global security will be registered in the name of the clearing system or its nominee or the common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “— Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant.

When you hold securities in this manner, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of the Republic run only to the registered owner of the global security, which will be the relevant clearing system or its nominee or common depositary. For example, once the Republic arranges for payments to be made to the registered holder, the Republic will no longer be liable for the amounts so paid on the security, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from the Republic to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of a security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of the Republic.

As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•

you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “— Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•

you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•

none of the Republic, the Trustee, any paying agent, any registrar or any agent of the Republic or the Trustee shall have any responsibility or obligation to any beneficial owner in a global security, or participant or other person with respect to the accuracy of the records of the relevant clearing system or its nominee or common depositary, with respect to any ownership interest in the securities or with respect to the delivery to any participant, beneficial owner or other person of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such securities. All notices and communications to be given to the holders and all payments to be made to holders under the securities and the Indenture will be given or made only to or upon the order of the registered holders (which shall be the relevant clearing system or its nominee or common depositary in the case of the global security). The rights of beneficial owners in the global security shall be exercised only through the relevant clearing system or its nominee or common depositary subject to the applicable procedures. The Republic, the Trustee, any paying agent, any registrar and any agent of the Republic or the Trustee shall be entitled to rely and shall be fully protected in relying upon information furnished by the relevant clearing system or its nominee or common depositary with respect to its members, participants and any beneficial owners. The Republic, the Trustee, any paying agent, any registrar and any agent of the Republic or the Trustee shall be entitled to deal with the relevant clearing system or its nominee or common depositary, that is the registered holder of any global security for all purposes relating to such global security (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such global security) as the sole holder of such global security and shall have no obligations to the beneficial owners thereof. None of the Republic, the Trustee, any paying agent, any registrar or any agent of the Republic or the Trustee shall have any responsibility or liability for any acts or omissions of the relevant clearing system or its nominee or common depositary with respect to such global security, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such global security, for any transactions between the relevant clearing system or its nominee or common depositary and any participant or between or among the relevant clearing system or its nominee or common depositary, any such participant and/or any holder or owner of a beneficial interest in such global security, or for any transfers of beneficial interests in any such global security.

The Clearing Systems

The following description reflects the Republic’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream. The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream. These systems could change their rules and procedures at any time, and the Republic takes no responsibility for their actions.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When book-entry securities are to be transferred from a DTC seller to a Euroclear or Clearstream purchaser, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its New York depositary to receive the securities and make payment for them. On the closing date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day, European time, after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, acting for the account of a purchaser of securities, will need to make funds available to Euroclear or Clearstream in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When book-entry securities are to be transferred from a Euroclear or Clearstream seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

The Republic will issue debt securities in certificate registered form only if:

•

the depositary notifies the Republic that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Bank Indonesia does not appoint a successor depositary or clearing agency within 90 days;

•	The Republic decides it no longer wishes to have all or part of the debt securities represented by a global security.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, the Republic may execute, and the Trustee or the Registrar shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to the Republic and to the Trustee an indemnity under which it will agree to pay the Republic, the Trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. The Republic and the Trustee (or the Registrar) may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If the Republic issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the Registrar as specified in the Indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

The Republic will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. The Republic may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The Registrar may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Trustee

The Indenture establishes the obligations and duties of the Trustee, the right to indemnification of the Trustee and the liability and responsibility, including limitations, for actions that the Trustee takes. The Trustee is entitled to enter into business transactions with the Republic or any of its affiliates without accounting for any profit resulting from these transactions.

Paying Agents, Transfer Agents, Registrar

The Bank of New York Mellon, The Bank of New York Mellon SA/NV, Luxembourg Branch and The Bank of New York Mellon, London Branch will be appointed as the paying agents, transfer agents and registrar. Bank Indonesia may at any time appoint additional or other paying agents, transfer agents and, in respect of registered debt securities, registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the debt securities are outstanding Bank Indonesia will (i) in the case of debt securities which are specified to be held through Euroclear and/or Clearstream maintain a transfer agent and registrar in Luxembourg and a paying agent in the City of London, England and (ii) in the case of debt securities which are specified to be held through DTC, maintain a transfer agent, registrar and paying agent in The City of New York. If the relevant debt securities are listed on the Singapore Stock Exchange and the rules of such exchange so require, Bank Indonesia will maintain a paying agent in Singapore.

Notices

The Republic will mail any notices to the holders of the certificated securities at their registered addresses as reflected in the register maintained by the Registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the holders of a global security in accordance with the procedures and practices of the depositary and such notices shall be deemed given upon actual receipt thereof by the depositary. The Republic will also publish notices to the holders if and so long as the debt securities are listed on the SGX-ST and the rules of such exchange so require, in a leading newspaper having general circulation in Singapore (which is expected to be the Business Times). If publication in a leading newspaper in Singapore is not practicable, the Republic will have validly given notice if it gives notice in accordance with the rules of the exchange on which the debt securities are listed. The Republic will consider any published notice to be given on the date of its first publication.

Prescription

Claims against the Republic for the payment of principal, interest, premium, if any, or other amounts due on the debt securities will be prescribed unless made within five years, with respect to principal, and two years, with respect to interest, premium, if any, or other amounts due on the debt securities, in each case from the date on which such payment first became due.

Governing Law and Jurisdiction

The Indenture and the debt securities will be governed by and construed in accordance with the law of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except for the Republic’s authorization and execution, which shall be governed by and interpreted in accordance with the laws of the Republic.

The Republic will irrevocably submit to the jurisdiction of any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the debt securities, and the Republic will irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Republic will irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic. The Republic has appointed the Chief Representative of Bank Indonesia New York in The City of New York as its authorized agent (the “Process Agent”) upon which process may be served in any action by the Trustee or a holder arising out of or based on the debt securities or the Indenture which may be instituted in any federal court in the Southern District of New York or any state court in the Borough of Manhattan, The City of New York, and the Republic will expressly accept the jurisdiction of any such court in respect of such action. Such appointment shall be irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of all the debt securities have been paid by the Republic to the Trustee or unless and until the appointment of a successor as such Process Agent located in the Borough of Manhattan, The City of New York, and such successor’s acceptance of such appointment. Service of process upon the Process Agent at 200 Vesey Street, New York, New York, 10285 (phone: 1-212-732-1958 fax: 1-212-732-4003), or at such other address in the United States as may be the office of the Process Agent at the time of such service, and written notice of such service mailed or delivered to the Republic shall be deemed in every respect service of process upon the Republic. The failure of the Process Agent to advise the Republic of its receipt of such service shall have no effect on the validity or timeliness of any such service. Notwithstanding the foregoing, any action by the Trustee or a holder arising out of or based on the debt securities or the Indenture may be instituted by such Person in any competent court in the Republic.

The Republic will waive irrevocably, to the fullest extent permitted by law, any immunity to which it might otherwise be entitled under the Immunities Act or otherwise in any action arising out of or based on the debt securities or the Indenture which may be instituted as provided herein in any federal court in the Southern District of New York, any state court in the Borough of Manhattan, The City of New York or in any competent court in the Republic; such waiver shall not be subject to retraction or modification by the Republic. Notwithstanding anything to the contrary in the Indenture or the debt securities, such waiver of immunity shall not be deemed or interpreted to include any waiver of immunity in respect of (i) actions brought against the Republic arising out of or based upon U.S. federal or state securities laws; (ii) attachment under Indonesian law; (iii) present or future “premises of the mission” as defined in the Vienna Convention on Diplomatic Relations signed in 1961; (iv) “consular premises” as defined in the Vienna Convention on Consular Relations signed in 1963; (v) any other property or assets used solely or mainly for governmental or public purposes in the Republic or elsewhere; (vi) military property or military assets or property or assets of the Republic related thereto; or (vii) assets or property forming part of the cultural heritage of the Republic and/or Bank Indonesia.

Notwithstanding anything to the contrary herein, none of the provisions described in this “Governing Law and Jurisdiction” section shall apply to actions brought under the United States federal securities laws or any state securities laws and the Process Agent is not the agent for receipt of service for any action or proceeding under these laws.

Currency Indemnity

The Republic’s obligation to any holder under a series of the debt securities that has obtained a court judgment affecting those debt securities will be discharged only to the extent that the holder or the Trustee may purchase U.S. dollars, referred to as the “agreement currency,” with the judgment currency. If the holder or the Trustee cannot purchase the agreement currency in the amount originally to be paid, the Republic agrees to pay the difference. The holder and the Trustee, however, agree to reimburse the Republic for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder or the Trustee. If the Republic is in default of its obligations under such debt securities, however, the holder or the Trustee will not be obligated to reimburse the Republic for any excess.

TAXATION

The following discussion provides a general summary of some of the primary tax consequences of purchasing, owning or selling the debt securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Indonesian Taxation

The following is a summary of certain Indonesian income tax consequences that may be relevant to non-resident holders of the debt securities in connection with the holding and disposition of the debt securities. The Republic uses the term “non-resident holders” to refer to:

(a)	An individual who does not reside in Indonesia or an individual who is not physically present in Indonesia for more than 183 days during 12-month period; and

(b)	A corporation which is established and domiciled outside of Indonesia,

whether or not such person carries out a business or activities through a permanent establishment in Indonesia.

In determining the residency of an individual or entity, a tax treaty may stipulate different provisions on the tax resident definition and override the provisions described above.

Non-resident holders who derive Indonesian sourced income, including interest, are generally subject to a final withholding tax on that income at a rate of 20%, as long as the income is not effectively connected with a permanent establishment of the non-resident holders in Indonesia (as discussed below). Under Government Regulation No. 9/2021 (“GR-9”) dated February 2, 2021, the tax rate is reduced at a rate of 10% starting August 2, 2021 or 6 (six) months from the enactment of GR-9.

If a non-resident has a permanent establishment in Indonesia, the permanent establishment will be subject to Indonesian tax obligations and is required to register with the Indonesian Tax Office, or ITO, to obtain a tax ID number and report its business to be confirmed as a VAT-able taxpayer (if applicable), maintain bookkeeping, prepare financial statements, and file monthly and annual tax returns. The taxable income of the permanent establishment is subject to corporate income tax at a flat rate of 25%. The taxable income will include all income, including but not limited to foreign source income directly or indirectly attributable to such permanent establishment. In addition, the after-tax taxable income of a permanent establishment in Indonesia is also subject to a branch profits tax at the rate of 20% (which may be reduced according to an applicable tax treaty). The branch profit tax can be exempted if all the after-tax income are reinvested in Indonesia no later than the following fiscal year in one of the following investment forms: (1) as a founding shareholder or a participant founder in a newly established Indonesian company through capital participation; (2) as a shareholder in an established Indonesian company through capital participation; (3) acquisition of fixed assets used by the permanent establishment to conduct its business or activities in Indonesia; or (4) investment in the form of intangible assets used by the permanent establishment to conduct its business or activities in Indonesia. The investment procedure for the exemption of branch profit tax should be in accordance with requirements set out in the Minister of Finance Regulation No. 14/PMK.03/2011 dated January 24, 2011. Under the Republic’s income tax treaty with the United States, the U.S.-Indonesia Treaty, the applicable branch profit tax rate for permanent establishment of a United States resident is 10%.

Taxation of Interest

Payments of interest on debt securities issued to non-residents will generally be subject to an Indonesian withholding tax (unless the debt securities are held and owned by a permanent establishment in Indonesia, as discussed below) assessed at a rate of 20% of the gross amount of the interest payment, although this can be reduced based on the applicable tax treaty. Under GR-9, the withholding tax rate on interest including premium, discount, and remuneration in connection with debt repayment guarantees related to debt securities paid to a non-resident that does not have a permanent establishment in Indonesia is reduced from 20% to 10% or the relevant rate under the applicable tax treaty. The reduced tax rate shall applied starting August 2, 2021 or 6 (six) months from the enactment of GR-9. If a non-resident qualifies for benefits under the U.S.-Indonesia Treaty, the withholding tax is 10% of the gross amount of the interest payment. Accordingly, subject to certain exceptions, the Republic will be required to pay Additional Amounts in respect of interest payments on debt securities. Under current practice, the Republic pays withholding tax on the amounts of interest payments it makes to non-residents

If an individual or entity holds debt securities through a permanent establishment in Indonesia, a final withholding tax of 15.0% applies to interest received on the debt securities, which will be deducted by the Republic from each interest payment. However, an Indonesian bank or foreign bank having a permanent establishment in Indonesia is exempt from this withholding tax.

Taxation of Dispositions

Generally, gains resulting from the sale or other disposition of debt securities by a non-resident will be considered interest that is subject to the withholding tax outlined above. A tax treaty may stipulate different provisions on the interest definition and override this provision.

Under the U.S.-Indonesia Treaty, the term “interest” is defined as income from bonds, debentures, Government securities, notes, or other evidences of indebtedness, whether or not secured by a mortgage or other security and whether or not carrying a right to participate in profits, and debt-claims of every kind, as well as all other income which, under the taxation law of the Contracting State in which the income has its source, is attributed to income from money lent.

Based on the U.S.-Indonesia Treaty, a U.S. resident shall be exempt from Indonesian tax on gains derived from the sale, exchange, or other disposition of debt securities held as capital assets unless:

(a)

the recipient of the gain has a permanent establishment or fixed base in Indonesia and gain from the disposition of debt securities is effectively connected with such permanent establishment or fixed base; or

(b)	the recipient of the gain is an individual and is present in Indonesia for a period or periods aggregating 120 days or more during the taxable year.

Other Indonesian Taxes

There are no other material Indonesian taxes or duties (e.g., inheritance taxes, gift duties, stamp duty or similar taxes) that a holder of debt securities will be required to pay in relation to any of the payments made by the Republic.

This summary is based on Indonesian laws, rules, and regulations in effect as of the date of the registration statement, all of which are subject to change and may apply retroactively. It is not intended to constitute a complete analysis of the tax consequences under Indonesian law of the receipt, ownership, or disposition of the debt securities, in each case by non-resident holders, nor to describe any of the tax consequences that may be applicable to citizens or residents of the Republic.

If you are not a non-resident holder, you should consult your tax advisor about the consequences of holding these debt securities.

United States Federal Income Taxation

The following is a discussion of material U.S. federal income tax considerations that may be relevant to you if you are a beneficial owner of a debt security. You will be a U.S. Holder if you are the beneficial owner of a debt security and you are, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. You will be a non-U.S. Holder if you are a beneficial owner of a debt security and you are not a U.S. Holder. This discussion deals only with holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or interest rate risk or as a position in a “straddle” or conversion transaction, entity taxed as a partnerships or the partners therein, tax-exempt organization, a non-U.S. person who is an individual present in the United States for 183 days or more within a taxable year or a person whose “functional currency” is not the U.S. dollar. Further, it does not address the alternative minimum tax, the Medicare tax on net investment income, special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account on an applicable financial statement or other aspects of U.S. federal income or state and local taxation that may be relevant to a holder in light of such holder’s particular circumstances. The tax consequences of holding a particular debt security will depend, in part, on the particular terms of such debt security as set forth in the applicable prospectus supplement. Further, any special U.S. federal income tax considerations relevant to warrants or debt securities that are issued in combination with warrants will be provided in the applicable prospectus supplement.

This summary is based on the U.S. Internal Revenue Code, U.S. Treasury Regulations, and administrative and judicial interpretations thereof in effect and available as of the date of this prospectus, all of which are subject to change. Any change could apply retroactively and could affect the continued validity of this discussion. You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

Payments of Interest and Additional Amounts. If you are a U.S. Holder, the gross amount of payments of “qualified stated interest” (as defined below under “Original Issue Discount”) on a debt security and Additional Amounts, if any (i.e., without reduction for Indonesian withholding taxes, determined utilizing the appropriate Indonesian withholding tax rate applicable to you), but excluding any pre-issuance accrued interest, will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. If payments of this kind are made with respect to a debt security denominated in a single currency other than the U.S. dollar (a “Foreign Currency Debt Security”) and you use the cash method of accounting, the amount of interest income realized will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. If you are an accrual method holder, you will accrue interest income on the debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within your taxable year), or, at your election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if this date is within five business days of the last day of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”). If you are an accrual method holder, you will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a Foreign Currency Debt Security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Amounts attributable to pre-issuance accrued interest will generally not be includable in income, except to the extent of foreign currency gain or loss attributable to any changes in exchange rates during the period between the date you acquired the debt security and the first Interest Payment Date. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the debt security.

Indonesian withholding taxes paid at the appropriate rate applicable to you will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability, subject to generally applicable limitations and conditions, or, at your election, for deduction in computing your taxable income (provided that you elect to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and Additional Amounts will constitute income from sources without the United States for U.S. foreign tax credit purposes. The calculation of foreign tax credits and, if you elect to deduct foreign taxes, the availability of deductions, involves the application of rules that depend on your particular circumstances. You should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of Additional Amounts.

Original Issue Discount. If the Republic issues debt securities at a discount from their stated redemption price at maturity (as defined below), and the discount is equal to or more than the product of one-fourth of one percent (0.25 percent) of the stated redemption price at maturity of such debt securities multiplied by the number of full years to their maturity (the “de minimis threshold”), such debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of such debt securities will be the “original issue discount” (“OID”). The “issue price” of a debt security will be the first price at which a substantial amount of the debt securities is sold to the public (i.e., excluding sales of the debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under a debt security other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Republic) at least annually during the entire term of the debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices. If you hold an Original Issue Discount Debt Security, you generally will be subject to special tax accounting rules for obligations issued with OID. You should be aware that, as described in greater detail below, you generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

In general, if you are the holder of an Original Issue Discount Debt Security, regardless of whether you use the cash or the accrual method of tax accounting, you will be required to include in ordinary gross income the sum of the “daily portions” of OID on the debt security for all days during the taxable year that you own the debt security. The daily portions of OID on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. If you are the initial holder, the amount of OID on an Original Issue Discount Debt Security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the Original Issue Discount Debt Security at the beginning of the accrual period by its yield to maturity (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The “yield to maturity” of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of the debt security. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to the debt security in all prior accrual periods. As a result of this “constant yield” method of including OID in income, the amounts includible in income by you in respect of an Original Issue Discount Debt Security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in your income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant-yield method described above. If you purchase debt securities at a premium or bearing market discount and make this election, you will also be deemed to have made the election (discussed below in “— Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

In the case of an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, you should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the relevant currency using the constant-yield method described above, and (b) translating the amount of the relevant currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within your taxable year) or, at your election (as described above under “— Payments of Interest”), at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, if you hold an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, you may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. All payments on an Original Issue Discount Debt Security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID to the extent thereof, with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you are a subsequent U.S. Holder of an Original Issue Discount Debt Security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or you are an initial U.S. Holder that purchases an Original Issue Discount Debt Security at a price other than the debt security’s issue price, you also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if you acquire the Original Issue Discount Debt Security at a price greater than its adjusted issue price, you are required to reduce your periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under applicable Treasury Regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security qualifying as a “variable rate debt instrument” is an Original Issue Discount Debt Security, for purposes of determining the amount of OID allocable to each accrual period under the rules above, the debt security’s “yield to maturity” and “qualified stated interest” will generally be determined as though the debt security bore interest in all periods at a fixed rate determined at the time of issuance of the debt security. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules (the “Contingent Payment Regulations”) that govern the tax treatment of debt obligations that provide for contingent payments (“Contingent Debt Obligations”). A detailed description of the tax considerations relevant to U.S. Holders of any such debt securities will be provided in the applicable prospectus supplement.

Certain debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular Original Issue Discount Debt Securities, may be subject to special rules that differ from the general rules discussed above. If you purchase debt securities with such features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisor with respect to the debt securities since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the debt securities.

If a debt security provides for a scheduled accrual period that is longer than one year (for example, as a result of a long initial period on a debt security with interest that is generally paid on an annual basis), then stated interest on the debt security will not qualify as “qualified stated interest” under the applicable Treasury Regulations. As a result, the debt security would be an Original Issue Discount Debt Security. In that event, among other things, if you are a cash-method U.S. Holder, you will be required to accrue stated interest on the debt security under the rules for OID described above, and you will be required to accrue OID that would otherwise fall under the de minimis threshold regardless of your method of accounting for tax purposes.

Purchase, Sale and Retirement of debt securities. Your tax basis in a debt security generally will equal the cost of the debt security to you, increased by any amounts includible in your income as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such debt security. In the case of a Foreign Currency Debt Security, the cost of such debt security to you will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Debt Security that is traded on an established securities market, if you are a cash method U.S. Holder (and if you are an accrual basis U.S. Holder that so elects), you will determine the U.S. dollar value of the cost of such debt security by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of original issue discount, market discount and premium denominated in a relevant currency will be determined in the manner described under “Original Issue Discount” above and “Premium and Market Discount” below. The conversion of U.S. dollars to a relevant currency and the immediate use of the relevant currency to purchase a Foreign Currency Debt Security generally will not result in taxable gain or loss for you.

When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between (a) the amount you realize on the transaction (less any accrued qualified stated interest, which will be taxable as such) (b) and your tax basis in the debt security. If you receive a currency other than the U.S. dollar in respect of the sale, exchange or retirement of a debt security, the amount realized will be the U.S. dollar value of the relevant currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a Foreign Currency Debt Security that is traded on an established securities market, if you are a cash method U.S. Holder (and if you are an accrual basis U.S. Holder that so elects), you will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to you if you are an accrual basis U.S. Holder in respect of the purchase and sale of Foreign Currency Debt Securities traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount, Short-Term Debt Securities (as defined below) and foreign currency gain or loss, the gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. Holder and certain other non-corporate U.S. Holders generally is subject to tax at a lower rate than ordinary income or net short-term capital gain. The ability of U.S. Holders to offset capital losses against ordinary income is limited.

Gain or loss recognized by you on the sale, exchange or retirement of a Foreign Currency Debt Security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held such debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt securities.

Premium and Market Discount. If you purchase the debt security at a cost greater than its remaining redemption amount (as defined under “Original Issue Discount” above), you will be considered to have purchased the debt security at a premium, and may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all bonds held or subsequently acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you elect to amortize the premium, you must reduce your tax basis in a debt security by the amount of the premium amortized during its holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the OID rules described above. In the case of premium in respect of a Foreign Currency Debt Security, you should calculate the amortization of the premium in the relevant currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by you for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a debt security based on the difference between the exchange rate on the date or dates the premium is recovered through interest payments on the debt security and the exchange rate on the date on which you acquired the debt security. If you do not elect to amortize bond premium, the amount of bond premium will be included in your tax basis when the debt security matures or you dispose of the debt security. Therefore, if you do not elect to amortize such premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase the debt security at a price that is lower than its remaining redemption amount, or in the case of an Original Issue Discount Debt Security, a price that is lower than its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the debt security will be considered to have “market discount.” In such case, gain realized by you on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while you held the debt security. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant-yield method. You will accrue market discount on a Foreign Currency Debt Security in the relevant currency. The amount includible your income in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply.

Any accrued market discount on a Foreign Currency Debt Security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within your taxable year). Any such election, if made, applies to all market discount bonds acquired by you on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Short-Term Debt Securities. The rules set forth above will also generally apply to debt securities having maturities of not more than one year (“Short-Term Debt Securities”), but with certain modifications.

First, applicable Treasury Regulations treat none of the interest on a Short-Term Debt Security as qualified stated interest. Thus, all Short-Term Debt Securities will be Original Issue Discount Debt Securities. OID will be treated as accruing on a Short-Term Debt Security ratably, or at your election, under a constant yield method.

Second, if you are a U.S. Holder of a Short-Term Debt Security that uses the cash method of tax accounting and are not a bank, securities dealer, regulated investment company or common trust fund, and do not identify the Short-Term Debt Security as part of a hedging transaction, you will generally not be required to include OID in income on a current basis. If you are such a U.S. Holder, you may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the OID accrued with respect to the debt security during the period you held the debt security. Notwithstanding the foregoing, if you are a cash method U.S. Holder of a Short-Term Debt Security, you may elect to accrue OID into income on a current basis or to accrue the “acquisition discount” on the debt security under the rules described below. If you elect to accrue OID or acquisition discount, the limitation on the deductibility of interest described above will not apply.

If you are an accrual method holder or one of certain types of cash method U.S. Holders (including banks, securities dealers, regulated investment companies and common trust funds), you generally will be required to include original issue discount on a Short-Term Debt Security in income on a current basis. Alternatively, you can elect to accrue the “acquisition discount,” if any, with respect to the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the Short-Term Debt Security’s stated redemption price at maturity (i.e., all amounts payable on the Short-Term Debt Security) over the purchase price. Acquisition discount will be treated as accruing ratably or, at your election, under a constant-yield method based on daily compounding.

Finally, the market discount rules will not apply to a Short-Term Debt Security.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments. The Contingent Payment Regulations, which govern the tax treatment of Contingent Debt Obligations, generally require accrual of interest income on a constant-yield basis in respect of such obligations at a yield determined at the time of their issuance, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to U.S. Holders of any Contingent Debt Obligations will be provided in the applicable Prospectus Supplement.

Foreign Currency Debt Securities and Reportable Transactions. A U.S. Holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. You may be required to treat a foreign currency exchange loss relating to a Foreign Currency Debt Security as a reportable transaction if the loss exceeds $50,000 in a single taxable year if you are an individual or trust, or higher amounts for other U.S. Holders. In the event the acquisition, ownership or disposition of a Foreign Currency Debt Security constitutes participation in a “reportable transaction” for purposes of these rules, you will be required to disclose your investment to the IRS, currently on Form 8886. In addition, the statute of limitations for assessment of tax attributable to the reportable transaction would be suspended. You should consult your tax advisors regarding the application of these rules to the acquisition, ownership or disposition of Foreign Currency Debt Securities.

Non-U.S. Holders

Subject to the discussion below under “Information Reporting and Backup Withholding,” if you are a non-U.S. Holder, payments or accruals of interest in respect of the debt securities generally will not be subject to U.S. federal income tax.

Further, subject to the discussion below under “Information Reporting and Backup Withholding” if you are a non-U.S. Holder, any gain you realize on the sale, exchange or retirement of a debt security generally will be exempt from U.S. federal income tax.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of USD 50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the debt securities) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. If you fail to report the required information, you could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. You should consult your own tax advisors concerning the application of these rules to your investment in the debt securities, including the application of the rules to your particular circumstances.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments on the debt securities made to certain United States persons. You will be a United States person if you are, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic partnership, (iii) a domestic corporation, (iv) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (v) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. If you are a United States person, you generally will not be subject to backup withholding tax on such payments if you provide your taxpayer identification number to the withholding agent or otherwise establish an exemption. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities.

If you are not a United States person, you may have to comply with applicable certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a debt security generally will be allowed as a refund or a credit against the holder’s federal income tax liability as long as the holder provides the required information to the IRS in a timely manner.

PLAN OF DISTRIBUTION

Terms of Sale

The Republic will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the debt securities, if any;

•	the proceeds to the Republic from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the debt securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such debt securities may be listed.

The Republic may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from the Republic for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for the Republic in the ordinary course of business.

Method of Sale

The Republic may sell the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If the Republic uses underwriters or dealers in a sale, they will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Republic may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of debt securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

The Republic may also sell the debt securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of debt securities and will disclose any commissions the Republic may pay those agents.

The Republic may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of debt securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, the Republic may offer the debt securities to holders of other debt securities issued or guaranteed by the Republic as consideration for the Republic’s purchase or exchange of the other debt securities. The Republic may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other debt securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same debt securities using the methods discussed above.

Agents and underwriters may be entitled to indemnification by the Republic against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution from the Republic with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, the Republic in the ordinary course of business.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any debt securities pursuant to the prospectus and applicable prospectus supplements will not exceed 8% of the aggregate total offering price to the public of such debt securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Non-U.S. Offerings

The Republic will generally not register under the Securities Act of 1933 the debt securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, the Republic cannot offer, sell or deliver such debt securities within the United States or to U.S. persons. When the Republic offers or sells debt securities outside the United States, each underwriter or dealer will acknowledge that the debt securities:

•	have not been and will not be registered under the Securities Act of 1933; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Each underwriter or dealer will agree that:

•

it has not offered or sold, and will not offer or sell, any of these unregistered debt securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act of 1933; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these debt securities.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants will be passed upon for the Republic as to Indonesian law by the Legal Bureau of the Ministry of Finance of the Republic, and as to all matters of U.S. law by Allen & Overy (Asia) Pte Ltd, special New York counsel to the Republic.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The authorized representative of the Republic in the United States of America is the Chief Representative of Bank Indonesia New York, whose address is 25/F, 200 Vesey Street, New York, New York, 10285.

EXPERTS AND OFFICIAL STATEMENTS AND DOCUMENTS

Information contained herein whose source is identified as a publication of the Republic or one of its agencies or instrumentalities relies on the authority of the publication as a public official document of the Republic. All other information contained herein is included as a public official statement made on the authority of Luky Alfirman, Director General of Budget Financing and Risk Management of the Ministry of Finance of the Republic.

FURTHER INFORMATION

The Republic has filed a registration statement for the securities with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

The Republic is not subject to the informational requirements of the Securities Exchange Act of 1934. The Republic commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2017. These reports include certain financial, statistical and other information concerning the Republic. The Republic may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C. or over the Internet at www.sec.gov.

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows the Republic to incorporate by reference some information that the Republic files with the SEC. Incorporated documents are considered part of this prospectus. The Republic can disclose important information to you by referring you to those documents. The following documents, which the Republic has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	the Republic’s annual report on Form 18-K for the year ended December 31, 2020 filed with the SEC on April 23, 2021; and

•	each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed before, on or after the date of this prospectus and before all of the debt securities and warrants are sold.

Later information that the Republic files with the SEC will update and supersede earlier information that it has filed.

REPUBLIC OF INDONESIA

Ministry of Finance of the Republic of Indonesia

Gedung Frans Seda, 2nd Floor Jl. Dr. Wahidin No.1

Jakarta 10710

Indonesia

TRUSTEE

The Bank of New York Mellon

101 Barclay Street,

New York, NY 10286

United States of America

PAYING AGENT, TRANSFER AGENT AND REGISTRAR	PAYING AGENT	TRANSFER AGENT AND REGISTRAR
For securities cleared through DTC	For securities cleared through Euroclear and Clearstream	For securities cleared through Euroclear and Clearstream
The Bank of New York Mellon 101 Barclay Street, New York, NY 10286 United States of America	The Bank of New York Mellon, London Branch One Canada Square London E14 5AL United Kingdom	The Bank of New York Mellon SA/NV, Luxembourg Branch Vertigo Building-Polaris 2-4 rue Eugène Ruppert, L-2453 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC OF INDONESIA

as to U.S. law Allen & Overy (Asia) Pte Ltd 50 Collyer Quay 09-01 OUE Bayfront Singapore 049321

as to Indonesian law

Ginting & Reksodiputro

in association with Allen & Overy LLP

The Energy Building, 15th Floor

Sudirman Central Business District, JI Jend

Sudirman Kav 52-53, Jakarta

12190, Indonesia

LEGAL ADVISERS TO THE JOINT LEAD MANAGERS, JOINT BOOKRUNNERS AND CO-MANAGERS

as to U.S. law Mayer Brown 16th – 19th Floors, Prince’s Building 10 Chater Road Central Hong Kong	as to Indonesian law Assegaf Hamzah & Partners Capital Place, Level 36 & 37 Jalan Jenderal Gatot Subroto Kav. 18 Jakarta 12710, Indonesia

SGX-ST LISTING AGENT

Allen & Overy (Asia) Pte Ltd

50 Collyer Quay

09-01 OUE Bayfront

Singapore 049321